Execution Version

Exhibit 2.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE

IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS

PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT

ARE INDICATED BY [***].

12 February 2025

THE SELLERS (AS DEFINED HEREIN)

THE COMPANY (AS DEFINED HEREIN)

MIDCO 1 (AS DEFINED HEREIN)

and

THE PURCHASER (AS DEFINED HEREIN)

and

THE PURCHASER GUARANTOR (AS DEFINED HEREIN)

SALE AND PURCHASE DEED

relating to the entire issued share capital of Mercury

Acquisitions Topco Limited and the redemption of all

Loan Notes and A PIK Notes (each as defined herein) of

Mercury Midco 1 Limited

-i-

Schedule 1 Details of the Sellers	57

Part A The Institutional Sellers	57
Part B The Individual Sellers	58

Schedule 2 Pre-Closing undertakings	59

Schedule 3 Closing arrangements	61

Part A Seller Obligations	61
Part B Purchaser Obligations	62
Part C General	63

Schedule 4 Leakage and Permitted Leakage	64

Part A Leakage	64
Part B Permitted Leakage	65

Schedule 5 Definitions and interpretation	67

Schedule 6 Deferred Consideration	84

Part A Definitions	84
Part B Calculation of the Deferred Consideration	86
Part C Payment of the Deferred Consideration	87
Part D Preparation of Deferred Consideration Statements	87
Part E Management Warrantors’ Representative	91
Part F Specific Accounting Policies for Deferred Consideration Accounts	92
Part G Deferred Consideration Statement Pro Forma	94

Agreed Form documents referred to in this Deed

1.	Allocation Table
2.	Announcements
3.	Data Room Index
4.	Director Resignation Letter
5.	Director Consent to Act
6.	Locked Box Accounts
7.	Share Transfer Instruments
8.	Employee Loan Waiver Notices
9.	Top Up Payment Schedule
10.	Deferred Top Up Payment Schedule
11.	Deferred Top Up Payment Letters
12.	Vendor Loan Note Instrument

-ii-

THIS DEED is made on 12 February 2025

PARTIES:

(A)	THE PERSONS whose names and addresses are set out in Part A of Schedule 1 (the Institutional Sellers);

(B)	THE PERSONS whose names and addresses are set out in Part B of Schedule 1 (the Individual Sellers), (and together with the Institutional Sellers, the Sellers);

(C)	MERCURY ACQUISITIONS TOPCO LIMITED, a private limited company incorporated under the laws of Jersey (registered number 120272), whose registered office is Aztec Group House, IFC 6, The Esplanade, St Helier, Jersey, JE4 0QH (the Company);

(D)	MERCURY MIDCO 1 LIMITED, a private limited company incorporated under the laws of England (registered number 09918862), whose registered office is at 24 Britton Street, London, Greater London EC1M 5UA (Midco 1);

(E)	SML UK HOLDING LTD, a private limited company incorporated under the laws of England (registered number 16234541), whose registered office is at 1st Floor 8 Bridle Close, Kingston Upon Thames, London, United Kingdom, KT1 2JW (the Purchaser); and

(F)	STEVEN MADDEN, LTD., a Delaware corporation whose principal executive offices are at 52-16 Barnett Avenue, Long Island City, NY 11104 United States (the Purchaser Guarantor),

(together, the parties).

Words and expressions used but not otherwise defined in this Deed, shall be interpreted in accordance with Schedule 5.

IT IS AGREED:

1.	Share sale and purchase and Notes Redemption

1.1	Upon Closing:

(a)	each Institutional Seller shall sell, and the Purchaser shall purchase those Shares set out opposite the Institutional Seller’s name in columns [***] and [***] of [***] of the Allocation Table (as adjusted in accordance with clause 5.11(b)); and

(b)	each Individual Seller shall sell, and the Purchaser shall purchase those Shares set out opposite that Individual Seller’s name in columns [***]to [***] and [***] of [***] of the Allocation Table (as adjusted in accordance with clause 5.11(b)), in each case free from all Third Party Rights and with full title guarantee and all relevant rights then attaching to the Shares, including the right to receive all distributions and dividends declared, paid or made after Closing.

1.2	Upon and with effect from Closing and subject to clause 2.5, the Purchaser shall procure that:

(a)	the Notes set out opposite each Institutional Seller’s name in columns [***], [***] and [***] of [***] of the Allocation Table (as adjusted in accordance with clause 5.11(b)); and

(b)	the Notes set out opposite each relevant Individual Seller’s name in column [***] of [***] of the Allocation Table (as adjusted in accordance with clause 5.11(b)),

in each case, together with all accrued but unpaid interest in respect of such Notes, shall be redeemed in full by Midco 1, in each case in accordance with the terms of the relevant Loan Note Instruments.

1.3	The sale and purchase of the Shares, and the redemption of the Notes, shall be on the terms and conditions set out in this Deed.

1.4	Each Seller acknowledges that the Proposed Transaction constitutes an “Exit” for the purposes of the Loan Note Instruments and, therefore, that the redemption of the Notes contemplated by this Deed shall take place in accordance with the terms of the Loan Note Instruments.

1.5	Each of the Individual Sellers hereby agrees that he or she shall only be entitled to see and/or receive a copy of the information set out in the Allocation Table and/or the Revised Allocation Table to the extent such information relates to him or her unless otherwise agreed with the Institutional Sellers’ Representative, and, for the avoidance of doubt, the Sellers’ Representatives shall be entitled to see and receive a full copy of the information set out in the Allocation Table and the Revised Allocation Table provided always that each Seller’s entitlement to consideration for the Shares held by him or her shall be calculated in accordance with the Articles.
2.	Consideration and Notes Redemption Amount

2.1	The aggregate consideration for all of the Shares (other than the Preference Shares) shall be an amount equal to the sum of:

(a)	£202,000,000; plus

(b)	an amount equal to £42,200.00 multiplied by the number of days elapsed from but excluding the Locked Box Date to and including the Closing Date (the Additional Consideration); less

(c)	an amount equal to the Sellers’ Disclosed Transaction Costs; less

(d)	an amount equal to the Top Up Payment Amount; less

(e)	an amount equal to the Deferred Top Up Payment Amount; less

(f)	the Waived Loan Tax Payments; less

(g)	an amount equal to the Aggregate Agreed Leakage Amount (if any) (the amount determined under clauses 2.1(a) to 2.1(g) together being the Total Proceeds); less

(h)	the Unadjusted Notes Redemption Amount,

(the Total Share Consideration).

2.2	The aggregate consideration for the sale and purchase of the Ordinary Shares shall be the Ordinary Share Amount (as notified in accordance with clause 5.11).

2.3	The aggregate consideration for the sale and purchase of the D Shares shall be the D Share Amount (as notified in accordance with clause 5.11).

2.4	The aggregate consideration for the sale and purchase of the Preference Shares shall be the Deferred Consideration, to be calculated and satisfied as set out and in accordance with Schedule 6. The Purchaser undertakes to the Management Warrantors and the recipients of the Deferred Top Up Payment Letters not to take any action specifically designed to reduce the Own Brand EBITA (as defined in Schedule 6) such that the amount of the Deferred Consideration VLNs (as defined in Schedule 6) or the Cash Bonus (as defined in the Deferred Top Up Payment Letters) is reduced. In the event of any such action being taken, Own Brand EBITA (as defined in Schedule 6) shall be adjusted to reverse such impact on Own Brand EBITA (as defined in Schedule 6).

2.5	The aggregate redemption amount payable in respect of the redemption of the Notes shall be the Notes Redemption Amount (as notified in accordance with clause 5.11).

2.6	Subject to clause 2.8:

(a)	the relevant Sellers who are holders of the A Notes shall, immediately prior to Closing:

(i)	be deemed to unconditionally and irrevocably waive any entitlement to interest on the A Notes pari passu in excess of the Reduced A Notes Redemption Amount; and

(ii)	if and to the extent that the aggregate of the outstanding principal on the A Notes is greater than the Reduced A Notes Redemption Amount, be deemed to contribute and transfer to the Company full legal and beneficial interest in the number of A PIK Notes in excess of the Reduced A Notes Redemption Amount in accordance with clause 5.9 (the aggregate value of the amount(s) waived and (as applicable) contributed and transferred under clauses 2.6(a)(i) and 2.6(a)(ii) together being the A Notes Waived Amount); and
(b)	the relevant Sellers who are holders of the B Loan Notes shall, immediately prior to Closing, be deemed to unconditionally and irrevocably waive any entitlement to interest on the B Loan Notes in excess of the Unadjusted Reduced B Loan Notes Redemption Amount (the amount so waived being the B Loan Notes Waived Amount, and together with the A Notes Waived Amount, the Notes Waived Amount), such that the ratio of the A Notes Waived Amount relative to the B Loan Notes Waived Amount shall be the same as the ratio of the Basic A Notes Redemption Amount relative to the Basic B Loan Notes Redemption Amount (which, for the avoidance of doubt, shall itself be the same as the ratio of the Reduced A Notes Redemption Amount relative to the Unadjusted Reduced B Loan Notes Redemption Amount).

2.7	The Total Share Consideration and the Notes Redemption Amount shall be attributable amongst the Sellers as follows:

(a)	the consideration payable to each Seller in respect of the purchase of the Ordinary Shares held by such Seller shall be an amount equal to the aggregate of:

(i)	an amount equal to the Ordinary Share Amount; divided by

(ii)	the aggregate number of Ordinary Shares as at Closing; multiplied by

(iii)	the number of Ordinary Shares held by the relevant Seller as at Closing,

such resulting amount as adjusted, if applicable, in accordance with clause 7.4 (the Individual Ordinary Share Amount);

(b)	the consideration payable to each Seller in respect of the purchase of the D Shares held by such Seller (if any) shall be an amount equal to the aggregate of:

(i)	an amount equal to the D Share Amount; divided by

(ii)	the aggregate number of D Shares as at Closing; multiplied by

(iii)	the number of D Shares held by the relevant Seller as at Closing,

such resulting amount as adjusted, if applicable, in accordance with clause 7.4 (the Individual D Share Amount);

(c)	the redemption amount receivable by each Seller in respect of the redemption of the A Notes held by such Seller (if any) shall be such Seller’s share of the Reduced A Notes Redemption Amount (calculated pro rata to the proportion of the total principal and accrued interest in respect of the A Notes (if any) held by such Seller as at Closing), with such resulting amount as adjusted in accordance with clause 2.8 and, if applicable, clause 7.4 (the Individual A Notes Redemption Amount);

(d)	the redemption amount receivable by each Seller in respect of the redemption of the B Loan Notes held by such Seller (if any) shall be such Seller’s share of the Reduced B Loan Notes Redemption Amount (calculated pro rata to the proportion of the total principal and accrued interest in respect of the B Loan Notes held by such Seller assuming that no B Loan Notes have been capitalised pursuant to clause 5.10 but, in respect of each Management Warrantor, less an amount equal to the principal amount of the B Loan Notes held by him or her which are capitalised pursuant to clause 5.10), with such resulting amount as adjusted in accordance with clause 2.8 and, if applicable, clause 7.4 (the Individual B Loan Notes Redemption Amount and together with the Individual A Notes Redemption Amount, the Individual Notes Redemption Amount); and

(e)	the consideration due to each Management Warrantor in respect of the purchase of the Preference Shares held by such Management Warrantor shall be the Deferred Consideration, calculated and satisfied as set out and in accordance with Schedule 6 (the Individual Preference Share Amount), in each case as such amounts are set out in the Closing Statement and the Revised Allocation Table (as applicable) (provided that the aggregate of the amounts described in clauses 2.7(a) to 2.7(d) is equal to the Total Proceeds).

2.8	The Sellers hereby agree that the Notes Waived Amount contemplated in clause 2.6 shall be adjusted such that:

(a)	the aggregate redemption amount receivable by the Cinven Sellers in respect of the redemption of the Notes held by the Cinven Sellers shall be increased by an amount equal to the aggregate of the Non-Cinven Sellers’ Share of the Cinven Sellers’ Incurred Transaction Costs (as set out in the Closing Statement) attributable to each Non-Cinven Seller; and

(b)	the redemption amount receivable by each Non-Cinven Seller in respect of the redemption of the Notes held by such Non-Cinven Seller shall be decreased by an amount equal to such Non-Cinven Seller’s Share of the Cinven Sellers’ Incurred Transaction Costs (as set out in the Closing Statement),

and the increase or decrease in the amount waived by the Non-Cinven Sellers or the Cinven Sellers (as compared to the position under clause 2.6) shall be effected on a pro rata basis across the Notes held by the Non-Cinven Sellers or the Cinven Sellers (ignoring for these purposes any capitalisation under clause 5.10), respectively.

2.9	The Total Share Consideration and the Notes Redemption Amount (other than the Deferred Consideration) shall be satisfied by the Purchaser by the payments in cash set out in and payable in accordance with clause 16 and Schedule 3. The Deferred Consideration shall be satisfied by the Purchaser in the manner set out and in accordance with Schedule 6.

2.10	Against payment of the Notes Redemption Amount to the Sellers holding the Notes in accordance with this Deed, each such Seller agrees that such payment shall constitute full satisfaction of the redemption by Midco 1 of the Notes in accordance with the Loan Note Instruments. The holders of the relevant Notes shall, on Closing, be deemed to unconditionally and irrevocably waive the Notes Waived Interest Amount.

2.11	Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation or under the Management Warranty Deed shall, to the extent possible, adjust the price paid for the Shares on the following basis:

(a)	if it is specifically referable to any particular Shares (or a particular class of Shares), it shall so far as possible adjust the price paid for such Shares (or such class of Shares) held by the Seller(s) concerned; or

(b)	otherwise, so far as possible, it shall adjust the price for such Shares as the relevant Sellers and Purchaser shall agree to be appropriate in the circumstances, or in the absence of such agreement, it shall adjust pro rata the price paid for the Shares that are the subject of this Deed.

3.	Conditions to Closing

3.1	Closing shall be conditional on the following Conditions having been fulfilled or waived in accordance with this Deed:

(a)	all waiting periods (including any extensions thereof) applicable to the Proposed Transaction under the HSR Act shall have expired or been terminated, and any timing agreements, understandings, or commitments entered into with or made to the DOJ or FTC (the Relevant U.S. Antitrust Agency) or staff thereof to extend any waiting period or not to close the Proposed Transaction before a certain date, circumstance or event shall have expired or been terminated (the HSR Condition);

(b)	(i) as at the point at which the HSR Condition is satisfied; or (ii) if this clause 3.1(b) is not satisfied at the point at which the HSR Condition is satisfied, at any point after the HSR Condition is met before the Longstop Date, no law, order, decree or judgment of any Governmental Entity of competent jurisdiction shall be in effect that restrains, enjoins, prohibits or makes illegal the consummation of the Proposed Transaction; and

(c)	(i) as at the point at which the HSR Condition is satisfied; or (ii) if this clause 3.1(c) is not satisfied at the point at which the HSR Condition is satisfied, at any point after the HSR Condition is met before the Longstop Date, no litigation, action or proceeding shall be pending by or before any Governmental Entity of competent jurisdiction that seeks to restrain, enjoin, prohibit or make illegal the consummation of the Proposed Transaction, no investigation by a Relevant U.S. Antitrust Agency relating to the Proposed Transaction shall be open, pending or ongoing, and no litigation, action or proceeding shall be threatened by a Relevant U.S. Antitrust Agency or officials, staff, commissioners or other representatives thereof that would reasonably be expected to seek to restrain, enjoin, prohibit or make illegal the consummation of the Proposed Transaction.

3.2	The Purchaser (on the one hand) and the Institutional Sellers and the Company (on the other hand) shall make (or cause to be made) not later than 15 Business Days after the date hereof, all required notification and report forms under the HSR Act with respect to this Deed, unless otherwise agreed in writing by the Purchaser and the Institutional Sellers’ Representative.

3.3	The Purchaser (on the one hand) and the Sellers and the Company (on the other hand) shall, in relation to the Conditions:

(a)	cooperate in good faith with one another with regard to the fulfilling of the Conditions;

(b)	use their respective reasonable best efforts at their own respective cost to, and in the case of Sellers and the Company, also procure that the Target Companies and the Sellers’ Representatives use their respective reasonable best efforts at their own respective cost to, fulfil the Conditions so as to enable Closing to occur as soon as reasonably practicable (and in any event prior to 31 December 2025);

(c)	coordinate with one another with respect to any required filing of notification and report forms under the HSR Act;

(d)	respond to or cause to be responded to, in a timely manner, any inquiries or requests for additional information or documentary material from the Relevant U.S. Antitrust Agency or any other Governmental Entity in relation to the Proposed Transaction;

(e)	promptly (but in any case, within one Business Day) notify the other (and provide copies or, in the case of non-written communications, details) of any material communications or submissions with or from the Relevant U.S. Antitrust Agency or any other Governmental Entity relating to the Proposed Transaction;

(f)	engage in material communications with the Relevant U.S. Antitrust Agency or any other Governmental Entity with regard to the Proposed Transaction only, to the extent practicable, after prior consultation with the other (and taking into account any reasonable comments and requests of the other) and provide the other with copies of all such material submissions, notifications, filings and other communications in the form submitted or sent;

(g)	(without limiting clause 3.3(f)) to the extent practicable, provide the other with a final or close to final draft of all material submissions, notifications, filings and other communications to the Relevant U.S. Antitrust Agency or any other Governmental Entity with regard to the Proposed Transaction at such time as will allow the other a reasonable opportunity to provide comments and for each party to take account of any reasonable comments of the other on such drafts prior to their submission (subject to appropriate confidentiality undertakings);

(h)	where permitted by the Relevant U.S. Antitrust Agency or any other Governmental Entity and to the extent practicable, allow the other party to attend all meetings and participate in all material telephone or other conversations with the Relevant U.S. Antitrust Agency or any other Governmental Entity with regard to the Proposed Transaction; and

(i)	regularly review with the other party the progress of any notifications or filings with regard to the Proposed Transaction.

Notwithstanding anything contained in this clause 3.3, each of the Purchaser and Sellers shall be entitled to keep confidential and shall not be obliged to disclose to the other party, or any of the other party’s advisers, any confidential, commercially sensitive or financial information regarding the other or any of its Affiliates except where it is necessary to do so (and only to the extent necessary) in order to ensure that the Conditions, and any other relevant clearances, consents or approvals required in connection with satisfaction of the Conditions or otherwise, are fulfilled, in which case such information shall be disclosed on a confidential, counsel-to-counsel basis only. For the avoidance of doubt, neither the Purchaser nor the Sellers are required to disclose to each other any information that may be protected from disclosure under a claim of legal privilege. With regard to any sharing of information contemplated under this clause 3.3: (A) any disclosure of information shall been done in a manner consistent with applicable Law; (B) materials may be redacted to remove references concerning the valuation for the Proposed Transaction; and (C) no party shall be obligated to provide to any other party any portion of its or its Affiliate’s notification filing under the HSR Act that is not customarily furnished to other parties in connection with filings under the HSR Act. Notwithstanding anything to the contrary in this Deed, the Purchaser shall take the lead on developing the strategy and coordinating the timing and communications relating to any investigation, challenge, action, litigation, proceeding or any dealings or interactions with any Governmental Entity in connection with the Proposed Transaction; provided, however, that the Purchaser shall timely consult with, and consider in good faith any recommendations from, the Institutional Sellers’ Representative with respect to any such strategy and coordination of timing and communications.

3.4	Notwithstanding the foregoing, the Sellers shall provide all information reasonably requested by the Purchaser in connection with the preparation and submission of a briefing paper to the CMA, and in connection with any responses to information requests of any kind by the CMA, as soon as reasonably practicable (and, where relevant, procure the cooperation of the Target Companies and the Institutional Sellers’ Representative in relation to the provision of such information).

3.5	The Purchaser shall at its own cost, use its reasonable best efforts to take or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable. “Reasonable best efforts” of the Purchaser and the Purchaser Group shall include, without limitation, using reasonable best efforts to take all such reasonable actions as may be reasonably necessary, proper or advisable to avoid or eliminate each and every impediment to the fulfilment of the Conditions, to obtain any and all expirations of waiting periods under applicable Antitrust Laws (including the HSR Act) and to resolve any objections as asserted by the Relevant U.S. Antitrust Agency with respect to the Proposed Transaction, so as to enable Closing to occur as soon as reasonably practicable (and in any event prior to 31 December 2025).

3.6	Notwithstanding anything to the contrary in this Deed: (i) neither the Purchaser nor any of its Affiliates shall have any obligation at any time to propose, consent to, undertake, effect, accept, discuss, or agree to any sale, divestiture, lease, license, transfer, disposition, encumbrance, restriction, waiver, modification, impairment, limitation of freedom of operation, or hold separate of any assets, licenses, properties, operations, rights, product lines, businesses, interests, shares, or equity securities of or owned by the Purchaser, any of the Purchaser’s Affiliates, any Target Company, or any other person; (ii) with regard to any Governmental Entity or any other person relating to the Proposed Transaction, none of the Sellers shall, and the Sellers shall procure that none of the Target Companies or Sellers’ Representatives shall, without the Purchaser’s advance written consent, propose, consent to, undertake, effect, accept, discuss, or agree to any sale, divestiture, lease, license, transfer, disposition, encumbrance, restriction, waiver, modification, impairment, limitation of freedom of operation, or hold separate of any assets, licenses, properties, operations, rights, product lines, businesses, interests, shares, or equity securities of or owned by any Target Company or any other person; and (iii) neither the Purchaser or any of its Affiliates, nor the Sellers or the Sellers’ Representatives (subject to the next sentence of this clause 3.6 in the case of Sellers, the Sellers’ Representatives, and/or the Target Companies), shall have any obligation at any time to initiate, defend, or participate in any litigation (judicial, administrative, or otherwise), lawsuit, challenge, or other similar type of action (each of the foregoing a Legal Proceeding) related to the Proposed Transaction or the fulfilment of any of the Conditions; provided, however, that the Purchaser or any of its Affiliates may elect in its sole discretion to initiate, defend, or participate in any such Legal Proceeding. Notwithstanding anything to the contrary in this Deed, if the Purchaser or any of its Affiliates elects in its sole discretion to initiate, defend, or participate in any such Legal Proceeding, the Sellers and the Sellers’ Representatives shall, and the Sellers shall procure that the Target Companies shall, cooperate with the Purchaser and its Affiliates as to any such Legal Proceeding and, unless the Purchaser directs otherwise in its sole discretion, participate and join in any such Legal Proceeding (including initiating or defending any such Legal Proceeding as the Purchaser directs). Without limiting any of the foregoing provisions of this clause 3.6 and the obligations of the Sellers, Target Companies and Sellers’ Representatives elsewhere in this Deed (including in clause 5.1 and Schedule 2), the Sellers, the Target Companies, and the Sellers’ Representatives shall not be obligated to propose, consent to, undertake, effect, accept, discuss, or agree to any sale, divestiture, lease, license, transfer, disposition, encumbrance, restriction, waiver, modification, impairment, limitation of freedom of operation, or hold separate of any assets, licenses, properties, operations, rights, product lines, businesses, interests, shares, or equity securities of or owned by any Seller or any Target Company (Remedies) except to the extent such Remedies (i) are with regard to assets, licenses, properties, operations, rights, product lines, businesses, interests, shares, or equity securities of or owned by any Target Company and (ii) are conditioned on the consummation of the Proposed Transaction. The Sellers, the Target Companies, and the Sellers’ Representatives shall propose, consent to, undertake, effect, accept, discuss, and agree to any of the Remedies within the scope of limbs (i) and (ii) of the preceding sentence if directed by the Purchaser in writing to do so but not otherwise.

3.7	Each party shall be responsible for its own costs and expenses associated with the satisfaction of the Conditions and any other relevant clearances, consents or approvals. Any filing fee payable under the HSR Act with respect to the Proposed Transaction shall be borne solely by the Purchaser.

3.8	Between the date of this Deed and Closing, the Purchaser shall not, and shall procure that no member of the Purchaser Group shall, make any filing of notification and report forms under the HSR Act for the acquisition of any business, other than that of any Target Company, which had more than US$50 million in U.S. sales in its last fiscal year of products that directly compete with products sold in the United States by any Target Company, without obtaining the prior written consent of the Institutional Sellers’ Representative. For the purposes of this clause 3.8 and clause 3.9, products that directly compete with those of a Target Company shall be limited to only: (i) footwear; and/or (ii) handbags, in the case of each of (i) and (ii), of like grade and quality as those sold by a Target Company in the United States and targeted to the same or similar classes of U.S. customers. Between the date of this Deed and Closing, the Purchaser shall not, and shall procure that no member of the Purchaser Group shall, without the agreement of the Institutional Sellers (not to be unreasonably withheld, conditioned or delayed), file any merger control notification under any Antitrust Law in respect of the Proposed Transaction other than: (a) pursuant to the HSR Act; and (b) to the UK Competition and Markets Authority (CMA) by way of a briefing paper only, unless required by the CMA to submit a merger notice in relation to the Proposed Transaction.

3.9	Between the date of this Deed and Closing, the Purchaser undertakes that it shall not, and shall procure that no member of the Purchaser Group shall, either alone or acting in concert with others:

(a)	acquire or make a written, binding offer to acquire (or cause another person acting on its behalf to acquire or make a written, binding offer to acquire); or

(b)	execute definitive transaction documentation (or cause another person acting on its behalf to execute definitive transaction documentation) that, if carried into effect, would result in the acquisition of,

(i) a business that had more than US$50 million in U.S. sales in its last fiscal year of products that directly compete with products sold in the United States by any Target Company or (ii) a business the acquisition of which would reasonably be expected to materially prejudice or materially delay the satisfaction of the Conditions.

3.10	Each of the Purchaser and the Sellers shall notify the other party promptly (but in any event within two Business Days) upon becoming aware that:
(a)	circumstances have arisen that would reasonably be expected to result in the Conditions not being satisfied prior to the Longstop Date together with such details of the relevant circumstances as are in the party’s possession at the relevant time, including any applicable law of any Governmental Entity that makes illegal, prohibits, restrains or enjoins the consummation of the transactions contemplated by this Deed; or

(b)	the Conditions have been fulfilled.

The first Business Day following the date on which the Conditions have been fulfilled is the Unconditional Date.

3.11	If the Unconditional Date has not occurred on or before 5 December 2025 (the Longstop Date), save for the Surviving Provisions all of the provisions of this Deed shall lapse and cease to have effect (provided that, subject always to clause 24, neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation).

3.12	The Purchaser may, at its sole discretion by notice in writing to the Institutional Sellers’ Representative, waive the Condition set out in clause 3.1(c).

3.13	If, at any point between the Unconditional Date and Closing, either of the Conditions in clauses 3.1(b) and 3.1(c) ceases to be satisfied (or waived) (for these purposes disregarding the time periods set out in limbs (i) and (ii) of each of clauses 3.1(b) and 3.1(c)):

(a)	the Purchaser may, by notice in writing to the Institutional Sellers’ Representative, defer Closing until such time as the Conditions in clauses 3.1(b) and 3.1(c) are satisfied (or waived) (the Revised Unconditional Date); and

(b)	clauses 3.11, 5.8 and 6.1 shall apply mutatis mutandis in respect of the Revised Unconditional Date.

For the avoidance of doubt and notwithstanding any other provision of this Deed, the Purchaser shall not be obliged to proceed to Closing if, at the time at which Closing would otherwise be due to occur but for this clause 3.13, either of the Conditions in clauses 3.1(b) and 3.1(c) is not satisfied (or waived) (for these purposes disregarding the time periods set out in limbs (i) and (ii) of each of clauses 3.1(b) and 3.1(c)).

4.	US Employee Loan repayment

Without prejudice to the right of the relevant Target Company to deduct or withhold any Top Up Payment Tax Deduction from the US Loan Employee’s Top Up Payment, the US Loan Employee hereby:

(a)	agrees to a deduction from the payment of the US Loan Employee’s Top Up Payment to which the US Loan Employee is entitled (as set out opposite the US Loan Employee’s name in the Closing Top Up Payment Schedule) (the US Loan Employee Top Up Payment) of an amount equal to the aggregate amount owed and outstanding at Closing (the US Employee Loan Amount) under the loan agreement between Kurt Geiger Limited (as lender) and the US Loan Employee (as borrower) (the US Employee Loan); and

(b)	directs the Purchaser to deduct (or procure such deduction) from the payment of the US Loan Employee Top Up Payment and to transfer (as agent for and on behalf of the US Loan Employee) to Kurt Geiger Limited (or as it may direct), at Closing, an amount equal to the US Employee Loan Amount in full and final discharge of: (i) the obligation of the US Loan Employee under the US Employee Loan; and (ii) the obligation of Kurt Geiger Limited to pay such amount of the US Loan Employee Top Up Payment as is equal to the US Employee Loan Amount.

5.	Pre-closing seller undertakings

5.1	From the date of this Deed until the earlier of Closing or the termination of this Deed, the Cinven Sellers and the Individual Sellers (other than the Leaver Seller) shall, insofar as they are able through the exercise of their voting rights and the Individual Sellers (other than the Leaver Seller) shall otherwise use their reasonable endeavours, to the extent permissible under applicable law and in order to preserve the value of the Target Companies and (if applicable) subject always to their fiduciary duties as a director of the Target Companies, in each case except with the Purchaser’s written consent (not to be unreasonably withheld, conditioned or delayed) and subject to clause 5.2:

(a)	ensure that the affairs of each Target Company are conducted only in the ordinary and usual course of business of that Target Company substantially in accordance with past practice in the 12 months prior to the date of this Deed; and

(b)	without prejudice to the generality of clause 5.1(a), ensure that none of the acts or matters listed in Schedule 2 shall take place in respect of any Target Company.

5.2	Nothing in clause 5.1 or Schedule 2 shall operate so as to restrict or prevent any of the following:

(a)	any other action required to be undertaken pursuant to and in accordance with the Transaction Documents;

(b)	the payment by any Target Company of any amount which represents Permitted Leakage;

(c)	any action reasonably undertaken by any Target Company or a Seller or any of its Affiliates in the case of an emergency or disaster or other serious incident or circumstance with the intention of minimising any adverse effect on the relevant Target Company (and of which the Purchaser will be notified as soon as reasonably practicable and in relation to which, to the extent reasonably practicable and to the extent permissible under applicable law, the Purchaser has been notified in advance and consulted, and the Sellers have taken into account the Purchaser’s reasonable views in respect of such actions);

(d)	the granting of trade credit on customary terms consistent with past practice in the 12 months prior to the date of this Deed;

(e)	interest rate and foreign exchange hedging consistent with past practice in the 12 months prior to the date of this Deed;

(f)	incurring or repaying indebtedness and/or requesting the issuance of bank guarantees or letters of credit pursuant to or otherwise not restricted by either of the Facilities Agreements (or any Ancillary Facility (as defined in either of the Facilities Agreements)) as in effect at the date of this Deed;

(g)	taking any action that the Target Companies reasonably consider is required to be undertaken in order to comply with any law or regulation (including the requirements of any relevant Governmental Entity) applicable to the Target Companies;

(h)	agreeing the renewal of any lease, tenancy or licence on substantially the same terms or in accordance with the Business Plan;

(i)	any action, to the extent that (A) it is expressly provided for in the Business Plan or (B) that the Seller can demonstrate, to the satisfaction of the Purchaser, was taken into account in the preparation of the Business Plan;

(j)	performance of any obligation undertaken pursuant to or in connection with any contract or arrangement entered into before the date of this Deed by, or relating to, any Target Company on arm’s length terms;

(k)	in relation to employees:

(i)	any increase in emoluments of any category of employees of any Target Company linked to inflation or prevailing employment market conditions;

(ii)	the agreement, grant and/or payment of any Top Up Payments in accordance with the Top Up Payment Schedule and incurring an obligation to deduct or pay and deducting or paying any Top Up Payment Tax Deduction or Top Up Payment Tax Payment; and

(iii)	the agreement, grant and/or payment of any Deferred Top Up Payments in accordance with the Deferred Top Up Payment Schedule and incurring an obligation to deduct or pay and deducting or paying any Deferred Top Up Payment Tax Deduction or Deferred Top Up Payment Tax Payment;

(l)	any action provided for in, or undertaken pursuant to, any contract or arrangement entered into between any Target Company and any Seller or its Affiliates before the date of this Deed which has been fairly Disclosed in the Data Room; and

(m)	the waiver of any amounts owed and outstanding at Closing (including principal and interest thereon and including (for the avoidance of doubt) incurring an obligation to deduct or pay and deducting or paying any associated Waived Loan Tax Deduction or Waived Loan Tax Payment) under any loan agreements between:

(i)	Kurt Geiger Limited (as lender) and a KGL Loan Employee (as borrower); and

(ii)	the Company (as lender) and a MATL Loan Employee (as borrower),

(each an Employee Loan and together the Employee Loans),

as contemplated in paragraph (f)(i) of Part A of Schedule 3 of this Deed and subsequent termination of such Employee Loans.

5.3	For the avoidance of doubt, nothing in clause 5.1 shall oblige any of the Sellers to provide additional funding to any of the Target Companies, whether by way of subscribing for shares or providing any form of debt funding, security, collateral or guarantee.

Consent process

5.4	Notwithstanding the provisions of clause 26, any request for consent under clause 5.1 shall be made only by e-mail to the following e-mail addresses:

(a)	[***];

(b)	[***];

(c)	[***]; and

(d)	any additional email address notified to the Sellers’ Representatives at least three Business Days before the date on which the relevant consent or notice is made,

and copied to [***].

5.5	For the purposes of clause 5.1, the consent of the Purchaser shall be deemed to have been given to the Sellers on the day immediately following the fifth Business Day following receipt by the Purchaser in accordance with clause 5.4 of the relevant request, unless the Purchaser notifies the Institutional Sellers’ Representative in writing that it is not giving its consent and, to the extent reasonably practicable, provides reasonable grounds for not approving the relevant action (which may include that the Purchaser reasonably considers it has not received sufficient information from the Institutional Sellers’ Representative in respect of such request for consent).

Confidentiality arrangements

5.6	If a provision of this Deed obliges the parties to disclose any information to the other which the disclosing party reasonably considers to be competitively sensitive, the disclosing party shall only disclose the relevant information to the other party pursuant to appropriate confidentiality arrangements on terms that the disclosing party and the other party may agree.

Change of Control Waivers

5.7	As soon as reasonably practicable following the date of this Deed, the Individual Sellers’ Representative and the Purchaser shall discuss (in good faith and each acting reasonably) which (if any) counterparties to the Change of Control Agreements should be approached to seek a waiver from such counterparties in respect of any termination right which may arise under the Change of Control Agreements as a result of Closing (a Change of Control Waiver). The Individual Sellers’ Representative and the Purchaser shall (and the Individual Sellers shall procure that the Target Companies shall, prior to Closing) cooperate reasonably and in good faith to seek, prior to Closing, such Change of Control Waivers, provided that the Sellers shall not be liable for any Costs arising from the failure to seek or obtain any such Change of Control Waivers.

Sale of Midco 2 Growth Shares

5.8	Following (and conditional upon the occurrence of) the Unconditional Date and prior to Closing, the holders of the Midco 2 Growth Shares shall sell, and Midco 1 shall purchase, the Midco 2 Growth Shares pursuant to the provisions of the Midco 2 Growth Share Purchase Agreement.

Capitalisation of A PIK Notes

5.9	If and to the extent required in accordance with clause 2.6(a)(ii), immediately prior to Closing:

(a)	the Institutional Sellers shall contribute and transfer to the Company, and the Company shall accept, the full legal and beneficial interest in certain A PIK Notes in such proportions as are set out in the Closing Statement (the Capitalised A PIK Notes);

(b)	in consideration for the contribution and transfer to the Company of the Capitalised A PIK Notes pursuant to clause 5.9(a), the Company shall issue and allot to each Institutional Seller such number of A Ordinary Shares (credited as fully paid) in the capital of the Company in such proportions as are set out in the Closing Statement (the Capitalised A PIK Notes Consideration Shares), which Capitalised A PIK Notes Consideration Shares shall rank pari passu with the existing Ordinary Shares in the capital of the Company; and

(c)	following completion of the steps contained in clauses 5.9(a) and 5.9(b) and immediately prior to Closing:

(i)	the Company shall unconditionally and irrevocably waive and release Midco 1 from all amounts outstanding under the Capitalised A PIK Notes; and

(ii)	in consideration for such waiver and release by the Company pursuant to clause 5.9(c)(i), Midco 1 shall issue and allot to the Company such number of ordinary shares (credited as fully paid) in the capital of Midco 1 as are set out in the Closing Statement (the Midco 1 Consideration Shares), which Midco 1 Consideration Shares shall rank pari passu with the existing ordinary shares of GBP 1.00 each in the capital of Midco 1.

Capitalisation of B Loan Notes

5.10	At Closing:

(a)	each Management Warrantor shall contribute and transfer to the Company, and the Company shall accept, the full legal and beneficial interest in such principal amount of B Loan Notes held by them as would be equal in principal value to their Deferred Amount (the Capitalised B Loan Notes);

(b)	in consideration for the contribution and transfer to the Company of the Capitalised B Loan Notes pursuant to clause 5.10(a), the Company shall issue and allot to each Management Warrantor such number of Preference Shares (credited as fully paid) as would be equal to their proportion of the aggregate of the Deferred Amounts (the Capitalised B Loan Notes Consideration Shares), which Capitalised B Loan Notes Consideration Shares shall rank in priority to all other Shares; and

(c)	following completion of the steps contained in clauses 5.10(a) and 5.10(b):

(i)	the Company shall unconditionally and irrevocably waive and release Midco 1 from all amounts outstanding under the Capitalised B Loan Notes; and

(ii)	in consideration for such waiver and release by the Company pursuant to clause 5.10(c)(i), Midco 1 shall issue and allot to the Company such number of ordinary shares (credited as fully paid) in the capital of Midco 1 as are set out in the Closing Statement (the Midco 1 Further Consideration Shares), which Midco 1 Further Consideration Shares shall rank pari passu with the existing ordinary shares of GBP 1.00 each in the capital of Midco 1.

Closing statement

5.11	No later than three Business Days prior to Closing, the Sellers’ Representatives shall deliver (or ensure that there is delivered, on their behalf) to the Purchaser:
(a)	a statement (the Closing Statement) setting out, in each case as at the Closing Date:

(i)	the amount of the Discharge Amount, together with currency, payee and account details for payment, provided that:

(A)	the amount included in respect of paragraph (a) of the definition of Discharge Amount may include an estimate of the calculation of accrued interest, fees, gross-up obligations and/or break costs (as applicable), in each case to the extent that it is not possible or practicable to determine such amounts prior to the date that the statement delivered pursuant to this clause 5.11 is delivered; and

(B)	the amount included in respect of paragraph (c) of the definition of Discharge Amount may include an estimate of the amount required to terminate any hedging arrangements (if any) entered into by the Target Companies, to the extent that a relevant counterparty has not determined and notified the relevant Target Company which is party to such hedging arrangement of the final amount before the Closing Statement is delivered;

(ii)	the Total Share Consideration, reflecting the amounts of the Additional Consideration, the Sellers’ Disclosed Transaction Costs, the Waived Loan Tax Payments and the Aggregate Agreed Leakage Amount (if any) and the Unadjusted Notes Redemption Amount;

(iii)	the amounts and relevant payees for items of Sellers’ Disclosed Transaction Costs, including details of which Sellers’ Disclosed Transaction Costs have not been and will not be paid prior to Closing;

(iv)	the amount of the Cinven Sellers’ Incurred Transaction Costs and allocation among the Sellers in accordance with clause 2.8;

(v)	the Aggregate Agreed Leakage Amount (if any) and the allocation of such Aggregate Agreed Leakage Amount (if any) amongst the Relevant Sellers and amongst the Shares, as applicable, to be transferred at Closing;

(vi)	the Notes Redemption Amount;

(vii)	the Total Proceeds;

(viii)	the Ordinary Share Amount;

(ix)	the D Share Amount;

(x)	the Notes Waived Interest Amount comprising: (i) the A Notes Waived Amount to be waived and (if applicable) contributed and transferred; and (ii) the B Loan Notes Waived Amount to be waived by each relevant Seller in accordance with clause 2.6;

(xi)	the principal amount and number of Capitalised A PIK Notes (if any) to be contributed and transferred by each Institutional Seller to the Company in accordance with clauses 2.6(a)(ii) and 5.9(a);

(xii)	the nominal value and number of Capitalised A PIK Notes Consideration Shares (if any) to be issued by the Company to each Institutional Seller pursuant to clause 5.9(b);

(xiii)	the nominal value and number of Midco 1 Consideration Shares (if any) to be issued by Midco 1 to the Company pursuant to clause 5.9(c)(ii);

(xiv)	the amount of the portion of the Waived Loan Tax Deduction (if any) that is relevant for each Seller;

(xv)	an updated version of the Top Up Payment Schedule (the Closing Top Up Payment Schedule) and the Deferred Top Up Payment Schedule (the Deferred Closing Top Up Payment Schedule) reflecting any Top Up Payments or Deferred Top Up Payments (as applicable) which have ceased to be payable on their terms or which have otherwise not been allocated to management, provided that the aggregate amount of the Top Up Payments in the Closing Top Up Payment Schedule shall not exceed the aggregate amount of the Top Up Payments set out in the Top Up Payment Schedule and the aggregate amount of the Deferred Closing Top Up Payments in the Deferred Closing Top Up Payment Schedule shall not exceed the aggregate amount of the Deferred Top Up Payments in the Deferred Top Up Payment Schedule;

(xvi)	the amount of each Employee Loan and the portion of the Waived Loan Tax Payment (if any) that is relevant for each Seller; and

(xvii)	each Seller’s Liability Percentage; and

(b)	an updated version of the Allocation Table (the Revised Allocation Table) reflecting any changes made or to be made between the date of this Deed and the Closing Date to:

(i)	the number of Shares and Notes which are legally and/or beneficially held by or on behalf of each Seller following any transfer of any Shares or Notes between the Sellers and/or the Company, any issuance or allocation of any Shares or Notes to any Sellers, or any repurchase, redemption, cancellation, subdivision, consolidation, conversion or other variation of any Shares or Notes;

(ii)	the Total Share Consideration as determined by reference to the Additional Consideration, the Sellers’ Disclosed Transaction Costs and the Aggregate Agreed Leakage Amount (if any) which changes shall be allocated between the Sellers as appropriate; and

(iii)	the Notes Redemption Amount,

and any consequential amendments to the Individual Ordinary Share Amount, Individual D Share Amount and the Individual Notes Redemption Amount for each relevant Seller.

5.12	For the purposes of clause 2 and this clause 5, any amount of the Notes Redemption Amount, the Sellers’ Transaction Costs or the Sellers’ Disclosed Transaction Costs shall, in each case, be calculated in accordance with the principles set out in clause 7.2 (replacing such references in clause 7.2 to Leakage with references to the payment or incurring of such amounts).

5.13	Upon and with effect from the date of delivery of the Revised Allocation Table in accordance with clause 5.11(b), the Allocation Table shall be deemed to be replaced in its entirety by such Revised Allocation Table for all purposes under this Deed.

5.14	No later than ten Business Days prior to Closing, the Institutional Sellers’ Representative shall deliver to the Purchaser a draft of the Deed of Release and Pay-Off Letter and shall give reasonable consideration to any comments which the Purchaser may have on such drafts.

5.15	If Closing has been deferred in accordance with clause 6.6 and the Closing Statement and Revised Allocation Table have been delivered to the Purchaser in accordance with clause 5.11, then no later than three Business Days prior to the Deferred Closing Date, an updated Closing Statement and Revised Allocation Table shall be delivered by or on behalf of the Sellers’ Representatives to the Purchaser, setting out, in each case as at the Deferred Closing Date, the items set out in clause 5.11, and the previously delivered Closing Statement and Revised Allocation Table shall not apply.

Delivery obligations

5.16	On the date of this Deed:
(a)	each of the Sellers shall deliver, or ensure that there is delivered, to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(i)	as applicable, copies of any powers of attorney under which this Deed or any of the other documents referred to in this clause 5.16 is executed and evidence (to the Purchaser’s reasonable satisfaction) of the authority of any person signing on behalf of a corporate entity;

(ii)	counterparts of the Management Warranty Deed and the Disclosure Letter, duly executed by each Management Warrantor;

(iii)	a counterpart of the Wrapper Agreement duly executed by each of the Managers (as defined therein);

(iv)	a duly executed copy of the Midco 2 Growth Share Purchase Agreement;

(v)	copies of the Reliance Letters, duly executed by the relevant provider of each Vendor Due Diligence Report; and

(vi)	a duly executed copy of a deed of termination in respect of the Investment Agreement.

(b)	the Purchaser shall deliver, or ensure that there is delivered, to the Sellers’ Representatives (or made available to the Sellers’ Representatives’ reasonable satisfaction):

(i)	as applicable, copies of any powers of attorney under which this Deed or any of the other documents referred to in this clause 5.16 is executed and evidence (to the Sellers’ Representatives’ reasonable satisfaction) of the authority of any person signing on behalf of a corporate entity, including in respect of the Purchaser Guarantor;

(ii)	counterparts of the Management Warranty Deed and the Disclosure Letter, duly executed by the Purchaser; and

(iii)	a counterpart of the Wrapper Agreement duly executed by the Purchaser, the Purchaser Guarantor and the Parent (as defined therein).

5.17	Within five Business Days after the date of this Deed, the Sellers shall deliver, or ensure that there is delivered to the Purchaser (or such person as the Purchaser may direct) two USB copies of the Data Room.

Financing cooperation

5.18	Prior to the Closing, the Individual Sellers (other than the Leaver Seller) shall, and the Sellers shall cause the Target Companies to, use their commercially reasonable efforts to provide all cooperation that is reasonably requested by the Purchaser, at the Purchaser’s expense in accordance with clause 11.5, in connection with its Financing (provided that such requested cooperation does not interfere unreasonably with the ongoing operations of the Sellers or the Target Companies or their respective subsidiaries), including:

(a)	providing reasonable and customary assistance with the preparation of the Marketing Material;

(b)	facilitating the pledging of any collateral required by such Financing, provided that no pledge shall be effective until the Closing;

(c)	delivering to the Purchaser and any Financing Sources: (i) Required Information; (ii) information with respect to business, operations, financial condition and prospects of or regarding, as applicable, the Shares, the Target Companies, and the assets and properties of the Target Companies as may be reasonably requested by the Purchaser or any Financing Sources in connection with the preparation of the Marketing Material and solely to the extent such information is of the type customarily provided by a borrower and required in connection with financings of a type similar to the Financing; and (iii) documentation evidencing each Lien Release Transaction, in each case, as promptly as reasonably practicable following the Purchaser’s request therefor;

(d)	assisting the Purchaser in the negotiation of definitive financing documents, including guarantee and collateral documents, and customary closing certificates as may be required by any Financing Sources;

(e)	participating in and causing the senior officers of the Target Companies to participate in, a reasonable number of telephonic or “virtual” (i.e., video chat) lender meetings and due diligence sessions (not to exceed two in aggregate for all such meetings and sessions) during normal business hours and after reasonable prior notice thereof; and

(f)	providing, at least three Business Days prior to the Closing, all documentation and other information as any Financing Source reasonably determines is required under applicable “know-your-customer” and anti-money laundering rules and regulations and a certificate related to beneficial ownership (the KYC Information) that in each case has been requested in writing by the Purchaser at least ten Business Days prior to the Closing, in each case to the extent required to satisfy the conditions set for in Exhibit C to the Debt Commitment Letter,

provided that notwithstanding anything in this Deed to the contrary, no Seller or any Target Companies shall be required to take any action or permit the taking of any action pursuant to this clause 5.18 or otherwise that would: (i) require any Sellers to pay any fee, incur any unreimbursed costs or expenses (other than costs and expenses incurred in connection with the preparation of the Required Information referred to in paragraph (i) of the definition of Required Information), give any representation, undertaking or indemnity or incur any liability in connection with the foregoing; (ii) require any Seller or any Target Company to have any liability or obligation under any Financing (other than any such liabilities or obligations of any Target Company that become effective at or after the Closing); (iii) require any person to execute any document, certificate, or instrument (other than any KYC Information as may be necessary or reasonably requested by the Purchaser in connection with each Lien Release Transaction and any customary authorisation and representation letters reasonably required by any Financing Source (provided that any such authorisation and representation letters shall relate solely to information about the Target Companies and not any information concerning the Purchaser and/or its Affiliates and its or their securities and/or businesses) and customarily effective prior to the closing of an acquisition) or make any representation or warranty, in connection with any Financing; (iv) subject any person to personal liability; (v) conflict with or violate any applicable law or result in, prior to the Closing, the contravention of, or that would reasonably be expected to result in, prior to the Closing, a material violation or breach of, or default under, any Material Contract (as defined in the Management Warranty Deed), provided that such Material Contract was not entered into to avoid the cooperation required hereby); or (vi) require providing access to or providing disclosure of information that is legally privileged or consists of attorney work product or that could reasonably be expected to result in the loss of any attorney-client privilege.

Nothing contained in this clause 5.18 or otherwise shall require: (i) the Sellers or their respective subsidiaries (other than the Target Companies or any of their respective subsidiaries) to be a borrower or guarantor with respect to the Financing; or (ii) the Target Companies or any of their respective subsidiaries to be a borrower or guarantor with respect to the Financing prior to the Closing.

5.19	The Sellers, on behalf of the Target Companies, consent to the reasonable and customary use of any logos owned by the Target Companies in marketing materials for any Financing; provided, however, that such logos are used in a manner that is not intended or reasonably likely to harm or disparage the Sellers or the Target Companies or the reputation or goodwill thereof.

Section 280G

5.20	To the extent that applicable payment rights are waived by a “disqualified individual” pursuant to clause 5.21 and Section 280G Waivers obtained or amounts are otherwise not payable absent approval of the Stockholders (as defined in clause 5.20(a)), the Sellers shall procure that the Company shall promptly, but, in any event, no later than two Business Days prior to Closing:

(a)	(subject to clauses 5.21 and 5.22) submit for approval by the holders of voting equity of the Company (the Stockholders) by the requisite vote (and in a manner reasonably satisfactory to the Company and the Purchaser), in a manner that meets the requirements of and by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code (including requirements under U.S. Treasury Regulation Section 1.280G-1; Q&A-7), any payment and/or benefits to a disqualified individual that may, separately or in the aggregate, constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (Section 280G Payments), such that all such payments and benefits to disqualified individuals shall not be deemed to be Section 280G Payments (the Section 280G Approval); and

(b)	deliver to the Purchaser evidence reasonably satisfactory to the Purchaser that a vote of Stockholders was solicited in conformity with Section 280G and the regulations promulgated thereunder and:

(i)	that the Section 280G Approval was obtained with respect to any Section 280G Payment; or

(ii)	that the Section 280G Approval was not obtained with respect to any Section 280G Payment and as a consequence, that Section 280G Payment shall not be made or provided, pursuant to the waivers of those payments and/or benefits that were executed by the affected disqualified individuals prior to the vote of the Stockholders (the Section 280G Waivers).

5.21	Prior to soliciting the Section 280G Approval pursuant to clause 5.20, the Company shall solicit and use commercially reasonable efforts to obtain and deliver to the Purchaser a Section 280G Waiver from each person who the Company and the Purchaser reasonably believe is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the transactions contemplated by this Deed and who has received or could otherwise receive or have the right or entitlement to receive any Section 280G Payments.

5.22	In connection with the Section 280G Waivers and the Section 280G Approval, the Sellers shall cause the Company to:

(a)	provide or caused to be provided, to the Purchaser, no later than five Business Days prior to soliciting waivers from the “disqualified individuals” a draft of the Section 280G Waiver and all solicitation and related documents (including any calculations of the Section 280G Payments) contemplated in clauses 5.19 and 5.20, including any disclosure documents; and

(b)	incorporate any reasonable comments made by the Purchaser into such documents.

5.23	The Purchaser shall be solely responsible for all costs and expenses in connection with clauses 5.20 to 5.22 (inclusive) (including, without limitation, any costs and expenses of any advisers carrying out any analysis in connection with clauses 5.20 to 5.22 (inclusive)).

USRPHC

5.24	Upon written request by the Purchaser, and at the Purchaser’s sole cost and expense, the Sellers shall use commercially reasonable endeavours to procure that BDO US or such other tax adviser as the Purchaser may specify carries out an analysis as to whether the US Subsidiary is reasonably expected to be a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, at the Closing or during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.25	The Sellers shall use commercially reasonable endeavours to cause the US Subsidiary, solely to the extent it is legally entitled to do so, to deliver: (i) a certificate conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h); and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorisation for the Purchaser to deliver such notice to the IRS on behalf of the US Subsidiary following Closing.

6.	Closing

6.1	Subject to clause 3.13, Closing shall take place at the London office of Freshfields LLP 16 Business Days after the Unconditional Date, or such other date as the Institutional Sellers’ Representative and the Purchaser may agree in writing (the Closing Date).

6.2	Neither the Sellers nor the Purchaser shall be obliged to complete the sale or purchase of any of the Shares or the redemption of the Notes unless all of the Shares are sold and purchased on the Closing Date and all of the Notes are redeemed in full on the Closing Date and the Sellers shall not be obliged to complete the sale or purchase of any of the Shares unless the Purchaser has complied with its obligations under clause 6.3.

6.3	At Closing, the Purchaser shall procure the repayment of:

(a)	the Discharge Amount; and

(b)	the McKinsey Invoice Loan Amount,

in each case, in accordance with Schedule 3.

6.4	At Closing, each of the Sellers (as applicable) unconditionally and irrevocably:

(a)	waives any pre-emption or other rights over the Shares or the Notes conferred on it or held by it by virtue of the Articles, the Investment Agreement, the Loan Note Instruments or otherwise; and

(b)	acknowledges that the redemption of the Notes held by it contemplated by this Deed shall be in accordance with the terms of the respective Loan Note Instruments.

6.5	At Closing, each of the parties shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party in Schedule 3, unless:

(a)	in the case of any item (subject to clause 6.5(b)), the Institutional Sellers’ Representative and the Purchaser agree in writing to waive delivery of such item; or

(b)	in the case of paragraphs (b)(ii), (d), (e)(i) or (e)(ii) of Part B of Schedule 3, the Sellers’ Representatives and the Purchaser agree in writing to waive delivery of such item.

6.6	If the Purchaser or any Seller (the Defaulting Party) fails to comply with any of their respective Material Closing Obligations, then the Institutional Sellers’ Representative (in the event the Defaulting Party is the Purchaser) or the Purchaser (in the event the Defaulting Party is a Seller) may (in addition to and without prejudice to all its other rights and remedies) by written notice to the Defaulting Party on or before the date on which Closing would otherwise have taken place:

(a)	defer Closing to a date (the Deferred Closing Date) falling not more than five Business Days after the date on which Closing would otherwise have occurred (so that the provisions of this clause 6 shall apply to Closing as so deferred);

(b)	proceed to Closing so far as practicable having regard to the defaults which have occurred (and without limiting its rights under this Deed), provided that, if the Purchaser has failed to comply with its obligations pursuant to paragraphs (b)(ii), (d), (e)(i) or (e)(ii) of Part B of Schedule 3, the Institutional Sellers’ Representative may not elect to proceed to Closing (as contemplated in this clause 6.6(b)) without obtaining the prior written consent of the Individual Sellers’ Representative; or

(c)	subject to Closing having been deferred at least once under clause 6.6(a) by such party, terminate this Deed (subject to clause 6.8 and clause 24 (Termination and Purchaser Break Payment) other than the Surviving Provisions) by notice in writing to the other parties to this Deed, it being understood that the right to terminate this Deed under clause 6.6(c) shall not be available to any party who at such time is in breach of any of its Material Closing Obligations.

6.7	For the purposes of clause 6.6, Material Closing Obligations shall mean:

(a)	in the case of the Purchaser, the obligations set out in paragraphs (b) to (e) (inclusive) of Part B of Schedule 3; and

(b)	in the case of the Sellers, the obligations set out in paragraphs (a) and (b) of Part A of Schedule 3) (other than paragraphs (a)(iii), (b) and (c)(i) of Part A of Schedule 3).

6.8	If this Deed terminates in accordance with clause 6.6(c), then, save for the Surviving Provisions, all of the provisions of this Deed shall lapse and cease to have effect (provided that neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation).

6.9	Following Closing, the Purchaser shall procure that:

(a)	within one Business Day of Closing, all amounts due in respect of the Top Up Payments (less any Top Up Payment Tax Deductions or Waived Loan Tax Deductions or amounts deducted pursuant to clause 4(b)) are paid via payroll to the bank account(s) of the recipients of the Top Up Payments as specified by the relevant payee(s); and

(b)	in respect of the Top Up Payment Tax Deductions, the Waived Loan Tax Deductions, the Top Up Payment Tax Payments and the Waived Loan Tax Payment, such payments are made within applicable time limits to the relevant Tax Authority, and the Purchaser undertakes to the Sellers that the Top Up Payment Amount shall not be used for any other purpose other than as contemplated in this clause 6.9 and that it shall procure that the Top Up Payment Amount is not distributed, dividend, loaned or otherwise extracted from the relevant Target Company once received by it other than to make the payments as contemplated by this clause 6.9.

7.	No Leakage undertaking

7.1	Each of the Sellers severally (but not jointly or jointly and severally) covenants and undertakes, in respect of itself only, to the Purchaser that if there has been Leakage from (but excluding) the Locked Box Date to the date of this Deed or there is Leakage in the Pre-Closing Period, then such Seller shall severally (but not jointly or jointly and severally), subject to clauses 7.2 to 7.4, following Closing, pay or procure payment in cash to the Purchaser on demand:

(a)	in the case of Leakage falling within the definition of Leakage in paragraph (a) of Part A of Schedule 4 a sum equal to the amount of such Leakage received by that Seller or any of its Affiliates (as the case may be), together with any reasonable out of pocket costs or expenses properly incurred by the Purchaser in recovering such Leakage;

(b)	in the case of Leakage falling within the definition of Leakage in paragraph (b) of Part A of Schedule 4, a sum equal to such proportion of the Leakage (together with any reasonable out of pocket costs or expenses properly incurred by the Purchaser in recovering such Leakage) as is equal to such Seller’s Liability Percentage.

7.2	For the purposes of this clause 7, the amount of any Leakage shall:

(a)	not include any amount in respect of VAT which is recoverable by repayment or credit by a Target Company (whether directly or through a representative member of any group for VAT purposes);

(b)	to the extent not taken into account in clauses 7.1(a) or 7.1(b), be increased by any other Tax payable by a Target Company directly in respect of or in consequence of the Leakage; and

(c)	be calculated net of any Relief or other benefit available to a Target Company or a member of the Purchaser Group as a result of the Leakage or the matter giving rise to it, including in respect of any Tax arising as referred to in paragraph 7.2(b), provided that such Relief or benefit is (or is reasonably expected to be) utilised in the accounting period of the relevant Target Company or member of the Purchaser Group (as applicable) current at Closing and/or in the accounting period immediately thereafter (or, if either such accounting period is shorter than 12 months, within 18 months of Closing).

7.3	The liability of each of the Sellers pursuant to this clause 7 shall terminate on the date falling [***] after the Closing Date unless prior to that date the Purchaser has notified the relevant Sellers’ Representative in writing of a breach by it of the undertaking set out in clause 7.1, setting out the amount and reasonable details (in each case to the extent then available to the Purchaser) of such Leakage together with reasonable evidence thereof (to the extent then available to the Purchaser), in which case, in relation to any relevant breaches so notified, that Seller shall remain liable until any relevant Leakage Claims have been satisfied, settled or withdrawn.

7.4	If the Purchaser becomes aware of any Leakage prior to Closing and a Seller alleged to be required to pay an amount to the Purchaser in respect of that Leakage pursuant to clause 7.1 (each a Relevant Seller) agrees in writing prior to Closing that such Leakage has occurred and the amount of such Leakage (the Agreed Leakage Amount), then, to the extent that the Agreed Leakage Amount is included in the Aggregate Agreed Leakage Amount deducted from the aggregate of the Total Share Consideration and the Notes Redemption Amount in clause 2:

(a)	the Relevant Seller shall be discharged from its obligation to make payment of such Agreed Leakage Amount pursuant to clause 7.1 to the extent of the reduction, and no Leakage Claim may be brought under clause 7.1 in relation to such Agreed Leakage Amount; and

(b)	the share of the Total Share Consideration and the Notes Redemption Amount that would otherwise have been payable to such Relevant Seller shall so far as possible be reduced by an amount equal to such Agreed Leakage Amount, and the Relevant Seller shall determine the allocation of the relevant Agreed Leakage Amount as between the consideration to be paid for the Shares which are to be transferred by that Relevant Seller at Closing.

8.	Sellers’ warranties

8.1	Each of the Institutional Sellers severally (but not jointly or jointly and severally) warrants, in respect of itself only, to the Purchaser that as at the date of this Deed:

(a)	in relation to the Shares and Notes held by it, it is the sole legal and beneficial owner and is entitled to sell and transfer the full legal and beneficial ownership of, and title to, the Shares and Notes set out opposite its name in columns [***] to [***] and [***] of [***] of the Allocation Table and otherwise on the terms set out in this Deed and it does not legally and/or beneficially hold any other Shares or Notes;

(b)	this Deed and each of the Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Deed will constitute valid and binding obligations of it in accordance with their respective terms;

(c)	it is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Deed;

(d)	it has obtained all corporate authorisations and (other than to the extent relevant to the HSR Condition) all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Deed where failure to obtain them would adversely affect its ability to enter into and perform its obligations under this Deed;

(e)	entry into and performance by it of this Deed and/or any documents which are to be entered into by it pursuant to or otherwise in connection with this Deed will not:

(i)	breach or constitute a default under any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or any other agreement or instrument to which it is a party or by which it is bound; or

(ii)	(subject, where applicable, to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where any such breach would adversely affect its ability to enter into or perform its obligations under this Deed and/or any Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Deed;

(f)	it is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, is not unable to pay its debts as they fall due and has not proposed or is not liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them where any such insolvency, bankruptcy, inability to pay debts or arrangement would affect its ability to enter into or perform its obligations under this Deed and/or any Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Deed;

(g)	there are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning it and no events have occurred which would justify such proceedings where any such proceedings or events would affect its ability to enter into or perform its obligations under this Deed and/or any Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Deed; and

(h)	no steps have been taken to enforce any security over any of its assets and no event has occurred to give the right to enforce such security where, in either case, any such step or event would affect its ability to enter into or perform its obligations under this Deed and/or any Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Deed.

8.2	Each of the Individual Sellers severally (but not jointly or jointly and severally) warrants, in respect of himself or herself only, to the Purchaser that as at the date of this Deed:

(a)	he or she is the sole legal and beneficial owner and is entitled to sell and transfer the full legal and beneficial ownership of, and title to, the Shares and Notes set out opposite his or her name in columns [***] to [***] of [***] of the Allocation Table and otherwise on the terms set out in this Deed and he or she does not legally and/or beneficially hold any other Shares or Notes;

(b)	no amounts are due to him in connection with the Proposed Transaction other than:

(i)	his or her:

(A)	Individual Ordinary Share Amount; and

(B)	Individual Notes Redemption Amount,

(as such amounts are set out in the Closing Statement and the Revised Allocation Table);

(ii)	his or her Individual Preference Share Amount; and

(iii)	any transaction or retention bonus payable to him or her, as set out in the Closing Top Up Payment Schedule or the Deferred Top Up Payment Schedule;

(c)	subject to performance of the obligations at clause 4(b) and paragraph (f)(i) of Part A of Schedule 3, no amounts will be outstanding at Closing, to or in respect of him or her pursuant to any Employee Loan or US Employee Loan;

(d)	this Deed and each of the Transaction Documents which are to be entered into by him or her pursuant to or otherwise in connection with this Deed will constitute valid and binding obligations of him or her in accordance with their respective terms;

(e)	he or she is not insolvent or bankrupt under laws applicable to him or her, unable to pay his or her debts as they fall due and has not proposed or is not liable to any arrangement (whether by court process or otherwise) under which his or her creditors (or any group of them) would receive less than the amounts due to them where any such insolvency, bankruptcy, inability to pay debts or arrangement would affect his or her ability to enter into or perform their obligations under this Deed and/or any Transaction Documents which are to be entered into by him or her pursuant to or otherwise in connection with this Deed;

(f)	there are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning him or her and no events have occurred which would justify such proceedings where any such proceedings or events would affect his or her ability to enter into or perform its obligations under this Deed and/or any Transaction Documents which are to be entered into by his or her pursuant to or otherwise in connection with this Deed; and

(g)	no steps have been taken to enforce any security over any of his or her assets and no event has occurred to give the right to enforce such security where, in either case, any such step or event would affect his or her ability to enter into or perform his or her obligations under this Deed and/or any Transaction Documents which are to be entered into by him or her pursuant to or otherwise in connection with this Deed.

8.3	The Sellers’ Warranties shall be deemed to be repeated immediately before Closing by reference to the facts and circumstances then existing as if references in those Sellers’ Warranties to:

(a)	the date of this Deed were references to the Closing Date; and

(b)	the Allocation Table, if appropriate, is to the Revised Allocation Table.

8.4	The Purchaser acknowledges and agrees that, except as provided under the Sellers’ Warranties or the Management Warranty Deed, no other statement, promise or forecast made by or on behalf of any Seller or its Affiliates or any Target Company may form the basis of any claim by the Purchaser or any other member of the Purchaser Group. In particular, no Seller makes any representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or opinion provided to the Purchaser, any member of the Purchaser Group or to its or their advisers prior to the date of this Deed (including in any documents contained in the Data Room).

8.5	For the avoidance of doubt, the warranties in clauses 8.1 and 8.2 are given by each relevant Seller severally (but not jointly or jointly and severally) and only in relation to itself.

9.	Limitations on liability

9.1	None of the Sellers shall be liable for any Claim unless the Sellers’ Representatives each receive from the Purchaser written notice (as soon as reasonably practicable after the Purchaser becomes aware of the fact, matter or circumstance reasonably likely to give rise to such Claim) containing such details as are then reasonably available of the Claim, together with supporting evidence of the Claim and the Purchaser’s estimate (on a without prejudice basis) of the amount of the Claim (provided that: (i) failure of the notice to contain all such details, supporting evidence and/or the Purchaser’s estimate of the amount of the Claim shall not operate to limit the liability of such Seller except to the extent that the liability of such Seller is materially increased as a result of such failure; and (ii) to the extent the notice does not contain all such details, supporting evidence and/or the Purchaser’s estimate of the amount of the Claim, the Purchaser shall promptly provide such information to the Sellers’ Representative upon it becoming available to the Purchaser) prior to the date falling: (i) [***] after (and excluding) the Closing Date in respect of a Claim (other than a Gap Control Claim or a [***]); (ii) [***] after (and excluding) the Closing Date in respect of a Gap Control Claim; and (iii) [***] after (and excluding) the Closing Date in respect of a [***].

9.2	The liability of each Seller for each individual Claim shall be limited to such Seller’s Liability Percentage of such Claim, or where fewer than all the Sellers are liable in respect of such Claim, such Sellers shall be severally and proportionately liable hereunder in the respective proportions that each such Seller’s Liability Percentage bears to the aggregate Liability Percentages of all such Sellers who are liable in respect of such Claim. For the avoidance of doubt, no Seller shall be liable for any Claim arising from a breach of this Deed by any other Seller.

9.3	The aggregate total liability of each Seller in respect of all claims under the Transaction Documents and any interest, legal and professional fees and disbursements and all other costs and expenses (including Tax) related to such claims, shall be limited to, and shall in no event exceed, an amount equal to the aggregate of (a) the aggregate consideration and (b) the aggregate payment to redeem any Notes in each case paid to (or at the direction of) the relevant Seller at Closing pursuant to this Deed (provided that: (i) this clause 9 shall not apply to any liability of a Seller pursuant to the undertakings and covenants given in clause 7; and (ii) the aggregate total liability of the Management Warrantors (as defined in the Management Warranty Deed) in respect of any claim made under the Management Warranty Deed shall be limited to £1.00 in accordance with Schedule 2 of the Management Warranty Deed), subject to clause 2.4 of the Management Warranty Deed.

9.4	If a breach giving rise to a Claim is capable of remedy, the Purchaser shall not be entitled to make any claim (whether for damages or otherwise) in respect of such breach if the relevant Seller remedies the breach within 45 days after the date on which notice of the breach is served on such Seller at no cost or loss to the Purchaser Group. Without prejudice to its obligation at law and pursuant to clause 9.11 to mitigate any loss, the Purchaser shall (or shall procure that any relevant member of the Purchaser Group shall) at the cost and expense of the relevant Seller, provide reasonable assistance to any of the Sellers to remedy any such breach.

9.5	Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn [***] after the notice is given pursuant to clause 9.1 unless legal proceedings in respect of it have been commenced by being both issued and served. No new Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Claim.

9.6	If any Claim is based upon a liability which is contingent only, none of the Sellers shall be liable to make any payment unless and until such contingent liability gives rise to an obligation to make a payment. This is without prejudice to the right of Purchaser to give notice of the Claim in accordance with clause 9.1 before such time notwithstanding that such contingent liability has not become an actual liability.

9.7	None of the Sellers shall be liable in respect of any Claim to the extent:

(a)	that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out:

(i)	after Closing by the Purchaser or any member of the Purchaser Group (or its respective directors, employees, agents or successors in title) outside the ordinary course of business of a Target Company as at Closing; or

(ii)	before Closing by any Seller or any of its respective Affiliates or any Target Company acting in accordance with the Transaction Documents or otherwise at the written direction or written request of the Purchaser or any member of the Purchaser Group;

(b)	that it would not have arisen but for, or has been increased or not reduced as a result of, any:

(i)	legislation not in force at the date of this Deed;

(ii)	change of law (including a change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice (including, but not limited to, published practice of any Tax Authority) after the date of this Deed; or

(iii)	change in the rates of Taxation in force at the date of this Deed or any imposition of any Taxation or any withdrawal of Relief not in effect at the date of this Deed;

(c)	of any corresponding saving by, or net quantifiable financial benefit to, the Purchaser or any member of the Purchaser Group arising from the matter(s) giving rise to such Claim, including the amount (if any) by which any Tax for which the Purchaser or any member of the Purchaser Group would otherwise have been accountable or liable for assessment is actually reduced or extinguished as a result of the matter(s) giving rise to the Claim;

(d)	that provision or reserve is specifically made in the Locked Box Accounts or Management Accounts for the matter, fact or circumstance giving rise to such Claim;

(e)	that any loss or damage relating to a Target Company or the Business arises after that Target Company ceases to be a member of the Purchaser Group or the Business ceases to be owned by a member of the Purchaser Group; or

(f)	in respect of any Claim other than one pursuant to clause 8, that the Purchaser or any of its Affiliates are actually aware at the date of this Deed of the matter, fact or circumstance giving rise to such Claim.

9.8	The Sellers’ aggregate liability in respect of any Claim shall be reduced by an amount equal to any loss or damage to which the Claim related which has actually been recovered by the Purchaser or any other member of the Purchaser Group under a policy of insurance (after deducting any costs reasonably and properly incurred in making such recovery).

9.9	No member of the Purchaser Group shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, Cost, shortfall, deficiency, breach or other set of circumstances which gives rise to more than one Claim, and for this purpose recovery by any member of the Purchaser Group shall be deemed to be a recovery by each of them.

9.10	Where a Seller has made a payment to the Purchaser in relation to any Claim and the Purchaser or any member of the Purchaser Group recovers (whether by insurance, payment, discount, credit, Relief or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any member of the Purchaser Group (in whole or in part) in respect of the liability or loss which is the subject of a Claim, the Purchaser or relevant member of the Purchaser Group shall pay to the relevant Seller as soon as practicable after receipt an amount equal to the lesser of (a) the amount recovered from the third party and (b) the amount previously paid by such Seller to the Purchaser in respect of such Claim, in each case net of Taxation incurred and less any costs of recovery reasonably and properly incurred (other than recoverable VAT).

9.11	The Purchaser shall (and shall procure that each member of the Purchaser Group shall) take all reasonable steps to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by any Seller of the terms of this Deed or any fact, matter, event or circumstance likely to give rise to a Claim.

9.12	Neither the Purchaser nor any member of the Purchaser Group shall be entitled to claim for any punitive, special, indirect or consequential loss.

9.13	Nothing in this clause 9 shall have the effect of limiting or reducing any liability of a Seller in respect of a Claim arising as a result of fraud or fraudulent misrepresentation by such Seller.

9.14	Without limiting the foregoing, each of the Sellers and the Target Companies, on behalf of themselves and their respective subsidiaries, hereby agrees that it shall not institute, and shall cause its Representatives and Affiliates not to institute, and hereby waives, any legal action or proceeding (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of any entity against its owners or Affiliates) against the Financing Sources, arising under, in connection with or related to this Deed, the Financing, the Debt Commitment Letter or any of the transactions contemplated hereunder or thereunder against the Financing Sources, and that none of the Financing Sources shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to the Sellers, the Target Companies or any of their subsidiaries for any obligations or liabilities arising under, in connection with or related to this Deed, the Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise or for any claim based on, in respect of, or by reason of this Deed, the Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, or its negotiation or execution hereunder or thereunder, and each of the Sellers and the Target Companies, on behalf of themselves and their respective subsidiaries, hereby waives and releases all such liabilities, claims and obligations against the Financing Sources; provided, that notwithstanding the foregoing, nothing hereunder shall affect the rights of the Purchaser against the Financing Sources with respect to the Financing or the transactions contemplated hereunder.

10.	Purchaser’s warranties

10.1	Each of the Purchaser and the Purchaser Guarantor warrants severally, in respect of itself only, to each of the Sellers that as at the date of this Deed:

(a)	this Deed and each of the Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Deed will constitute valid and binding obligations of it in accordance with their respective terms;

(b)	it is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Deed;

(c)	it has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Deed where failure to obtain them would adversely affect its ability to enter into and perform its obligations under this Deed;

(d)	entry into and performance by each member of the Purchaser Group of this Deed and/or any documents which are to be entered into by it pursuant to or otherwise in connection with this Deed will not:

(i)	breach or constitute a default under any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or any other agreement or instrument to which it is a party or by which it is bound; or

(ii)	(subject, where applicable, to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where any such breach would adversely affect its ability to enter into or perform its obligations under this Deed and/or any documents which are to be entered into by it pursuant to or otherwise in connection with this Deed;

(e)	neither it nor any of its Affiliates is insolvent or bankrupt under the laws of its jurisdiction of incorporation, is unable to pay its debts as they fall due and has not proposed or is not liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them where any such insolvency, bankruptcy, inability to pay debts or arrangement would affect its ability to enter into or perform its obligations under this Deed and/or any Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Deed;

(f)	there are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Purchaser or any of its Affiliates and no events have occurred which would justify such proceedings where any such proceedings or events would affect its ability to enter into or perform its obligations under this Deed and/or any Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Deed;

(g)	no steps have been taken to enforce any security over any assets of the Purchaser or any of its Affiliates and no event has occurred to give the right to enforce such security where, in either case, any such step or event would affect its ability to enter into or perform its obligations under this Deed and/or any Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Deed;

(h)	so far as it is aware, neither it nor any member of the Purchaser Group is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which will, or is likely to, prevent or materially delay the satisfaction of the HSR Condition;

(i)	as of the date hereof, the Purchaser has delivered to the Institutional Sellers’ Representative: (i) a true, correct and complete copy of the fully executed Debt Commitment Letter in respect of Financing sufficient to consummate the transactions contemplated hereby, which shall be redacted in respect of the amounts, percentages and basis points in each case of compensation set forth therein unless the Financing Sources otherwise consent in writing; and (ii) a true, correct and complete copy of each fully executed fee letter entered into in connection with the Debt Commitment Letter, subject to redaction solely of fees, “flex” and other economic provisions that are redacted therein (none of which redacted amounts or provisions would reasonably be expected to adversely affect the availability, conditionality, enforceability, termination or aggregate principal amount of the Financing at the Closing) (as the foregoing fee letters may be amended, supplemented, replaced or otherwise modified or waived from time to time after the date hereof in compliance with clause 11.3, a Fee Letter). There are no side letters, understandings or other agreements or arrangements relating to the Debt Commitment Letter or Fee Letter (or the Financing contemplated thereby) to which Purchaser or any of its Affiliates is a party directly or indirectly related to the Financing that would reasonably be expected to delay or condition the availability of or reduce the aggregate amount of the Financing below the amount of the Financing as at the date of this Deed;

(j)	as of the date hereof, the Debt Commitment Letter is in full force and effect and is a valid and binding obligation of the Purchaser and, to the knowledge of the Purchaser, the other parties thereto. As of the date hereof, the Debt Commitment Letter has not been amended or modified in any respect, and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect; provided that the existence or exercise of any “flex” provisions contained in the Debt Commitment Letter or Fee Letter shall not be deemed to constitute a modification or amendment of the Debt Commitment Letter or Fee Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material default or material breach on the part of the Purchaser or any of its Affiliates under the Debt Commitment Letter. As of the date hereof, there are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Debt Commitment Letter, and assuming the satisfaction of the conditions to Closing under clause 3, as of the date hereof, the Purchaser has no reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied by it as a condition to the availability in full of the Financing, or that the Financing will not be made available to the Purchaser on the Closing Date. Subject to the terms and conditions of the Debt Commitment Letter, the aggregate net cash proceeds of the Financing, together with sufficient cash, available from committed lines or other sources of immediately available funds, will be sufficient and available to consummate the Proposed Transaction upon the terms contemplated by this Deed, and pay all related fees and expenses of the Purchaser and its Connected Persons pursuant to this Deed. The Purchaser has fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the Debt Commitment Letter to be paid which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter and will pay (or will cause to be paid), after the date hereof, all such fees that are due on or before the Closing Date;

(k)	it acknowledges and agrees that notwithstanding anything to the contrary in this Deed, the consummation of any debt or equity financing in connection with the transactions contemplated hereby shall not be a condition to the obligation of the Purchaser to consummate the Proposed Transaction and the other transactions contemplated hereby; and

(l)	it is not aware of any facts or circumstances which could reasonably be expected to prevent the HSR Condition from being satisfied in full prior to the Longstop Date.

10.2	The Purchaser’s Warranties set out in clause 10.1 shall be deemed to be repeated immediately before Closing by reference to the facts and circumstances then existing as if references in the Purchaser’s Warranties to the date of this Deed were references to the Closing Date.

11.	Purchaser’s undertakings

11.1	The Purchaser will keep the Institutional Sellers’ Representative reasonably informed of material developments in respect of its Financing. The Purchaser shall give the Institutional Sellers’ Representative prompt written notice:

(a)	upon having knowledge of any material violation, breach or default by any party to any commitment letter or any definitive document with respect to Purchaser’s Financing; or

(b)	upon receiving any notice or other written communication from any Financing Source with respect to any material breach, default, termination or repudiation of any commitment letter or any definitive document with respect to Purchaser’s Financing, and as soon as reasonably practicable, but in any event within five Business Days following delivery by the Institutional Sellers’ Representative to the Purchaser of written request therefor, the Purchaser shall provide any information reasonably requested by the Institutional Sellers’ Representative relating to any circumstance referred to in this clause 11.1, other than any information the disclosure of which is prohibited under applicable law or any binding agreement with a third party (solely to the extent a prohibition under any such binding agreement was not agreed to avoid disclosure hereunder) or that is legally privileged or consists of attorney work product or results in the loss of any attorney-client privilege.

11.2	The Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain Financing on the terms described in the Debt Commitment Letter and use commercially reasonable efforts to: (a) maintain in effect such commitment letter and comply with the Purchaser’s obligations thereunder; (b) satisfy on a timely basis all conditions applicable to the Purchaser to obtaining such Financing at the Closing as set forth therein or in the definitive agreements related thereto (or seek the waiver of such conditions); (c) negotiate and enter into definitive agreements with respect thereto on the terms and conditions set forth in such commitment letter; (d) consummate such Financing and obtain the proceeds thereof in accordance with the terms and conditions of the Debt Commitment Letter at or prior to the Closing Date; and (e) enforce all of the Purchaser’s rights under such commitment letter or any definitive agreements related thereto (provided that the Purchaser shall not be required to enforce such rights through litigation).

11.3	The Purchaser shall not, and shall cause its Affiliates not to, amend, alter or waive, or agree to amend, alter or waive, any term or provision of the Debt Commitment Letter without the written consent of the Sellers if such amendment, alteration or waiver would: (a) reduce the aggregate amount of the Financing or the net cash proceeds available from the Financing (including, in each case, by changing the amount of fees or other amounts to be paid (including original issue discount) with respect to the Financing) below the amount that, together with the Purchaser’s other available sources of funding that will be available at Closing (to the extent such other available sources of funding are subject to conditions no more extensive or onerous than the conditions applicable to the Financing), is required to consummate the transactions contemplated hereby; (b) impose new or additional conditions to the Financing or otherwise expand, amend or modify any of the conditions to the Financing that would reasonably be expected to: (i) prevent or materially delay the Closing Date; or (ii) prevent, materially delay, or otherwise make less likely to occur the funding of the Financing (or satisfaction of the conditions to obtaining the Financing); or (c) reasonably be expected to materially and adversely impact the ability of the Purchaser to enforce its rights against the other parties to the Debt Commitment Letter or (prior to Closing) any definitive agreement related thereto (provided that the Purchaser may amend, alter or waive the Debt Commitment Letter or (prior to Closing) any definitive agreement related thereto to add lenders, lead arrangers, bookrunners, syndication agents or similar entities of similar or better creditworthiness who are not party to the Debt Commitment Letter as of the date hereof).

11.4	If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter: (i) the Purchaser shall promptly notify the Sellers thereof; and (ii) the Purchaser shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative debt sources as promptly as practicable following the occurrence of such event: (a) on terms (including the market flex provisions) taken as a whole not less favourable to the Purchaser than those in the Debt Commitment Letter; and (b) containing conditions to funding that would not impose new or additional conditions or contingencies to the Financing as of the date hereof or otherwise expand, amend or modify any of the conditions to the Financing as of the date hereof that materially delay, impede or prevent the Closing from occurring; provided, that in no event shall the Purchaser be required to agree to any alternative debt financing if such alternative debt financing would require the payment of higher fees or additional fees than the original Financing or if the terms thereof (including the market flex provisions) taken as a whole are less favourable to the Purchaser than those in the Debt Commitment Letter. If and to the extent that the Financing is supplemented or superseded by any such alternative debt financing, the terms “Financing”, “Financing Sources”, “Debt Commitment Letter,” and “Fee Letter” shall each be deemed to be modified, mutatis mutandis, to refer (in addition to any portion of the Financing that has not become unavailable on the terms and conditions contemplated in the Debt Commitment Letter) to such alternative debt financing and any commitment letter and fee letter with respect thereto.

11.5	The Purchaser shall (a) promptly upon request by any of the Sellers accompanied by a reasonably detailed invoice, reimburse the Sellers for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred by the Sellers and/or the Target Companies in satisfying their obligations under clause 5.18 and (b) indemnify and hold harmless the Sellers and their Connected Persons and their respective Representatives from and against any and all actual losses suffered or incurred by them (including reasonable and documented out-of-pocket expenses of investigation and reasonable and documented out-of-pocket attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) in connection with the cooperation or efforts pursuant to clause 5.18, except to the extent that any of the foregoing arises from the fraud or wilful misconduct of any of the Sellers, their Connected Persons and/or their respective Representatives, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision.

12.	No rights of rescission or termination

Other than in accordance with clause 6.6(c), the Purchaser shall not be entitled to rescind or terminate this Deed in any circumstances whatsoever (whether before or after Closing). This shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

13.	Sellers’ representatives

13.1	Each Institutional Seller hereby irrevocably appoints Cinven Capital Management (V) General Partner Limited to act as the sole representative of the Institutional Sellers (the Institutional Sellers’ Representative), and each Individual Seller hereby irrevocably appoints [***] to act as the sole representative of the Individual Sellers (the Individual Sellers’ Representative), in each case on an individual and not on a joint basis, to act on the relevant Seller’s behalf for all purposes under this Deed and the Transaction Documents including for the purposes of:

(a)	delivering payment instructions to the Purchaser in connection with the payment of the Total Share Consideration and the Notes Redemption Amount;

(b)	accepting notices on behalf of such Seller in accordance with clause 26;

(c)	taking any and all actions that may be necessary or desirable, as determined by the relevant Sellers’ Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Proposed Transaction;

(d)	granting any consent or approval on behalf of such Seller under this Deed; and

(e)	generally taking any and all other actions and doing any and all other things provided in or contemplated by this Deed to be performed by such Seller or the relevant Sellers’ Representative on behalf of such Seller.

13.2	Each Institutional Seller hereby:

(a)	irrevocably (by way of security for the performance of its obligations under this Deed) appoints the Institutional Sellers’ Representative as its agent with full authority on its behalf and in its name or otherwise to do all acts and to execute and deliver such documents or deeds as are required by law or as may, in the reasonable opinion of the Institutional Sellers’ Representative, be required to give effect to the matters described in clause 13.1; and

(b)	severally (but not jointly or jointly and severally) undertakes to indemnify the Institutional Sellers’ Representative against such Seller’s pro rata share (calculated by reference to the proportion that such Seller’s share of the Total Proceeds bears to the aggregate of the Institutional Sellers’ share of the Total Proceeds) of all costs, claims and expenses and liabilities incurred by the Institutional Sellers’ Representative as a result of the exercise or purported exercise of any power conferred on the Institutional Sellers’ Representative by this Deed.

13.3	Each Individual Seller hereby:

(a)	irrevocably (by way of security for the performance of its obligations under this Deed) appoints the Individual Sellers’ Representative as its agent with full authority on its behalf and in its name or otherwise to do all acts and to execute and deliver such documents or deeds as are required by law or as may, in the reasonable opinion of the Individual Sellers’ Representative, be required to give effect to the matters described in clause 13.1; and

(b)	severally (but not jointly or jointly and severally) undertakes to indemnify the Individual Sellers’ Representative against such Seller’s pro rata share (calculated by reference to the proportion that such Seller’s share of the Total Proceeds bears to the aggregate of the Individual Sellers’ share of the Total Proceeds) of all costs, claims and expenses and liabilities incurred by the Individual Sellers’ Representative as a result of the exercise or purported exercise of any power conferred on the Individual Sellers’ Representative by this Deed.

13.4	The Purchaser and each Seller acknowledge that in exercising the powers and authorities conferred by this clause 13 and/or the Transaction Documents upon the relevant Sellers’ Representative, the relevant Sellers’ Representative shall be acting as the agent on behalf of the relevant Seller and each Seller agrees that the relevant Sellers’ Representative shall be entitled to take any and all actions that may be necessary or desirable, as determined by the relevant Sellers’ Representative in its sole discretion, and shall have no liability whatsoever to the Purchaser or any Seller in relation to the exercise of those powers and authorities, save in the case of fraud or fraudulent misrepresentation by the relevant Sellers’ Representative.

13.5	Notwithstanding clause 13.4, the Purchaser shall be entitled to rely on the exercise of the powers and authorities conferred on the Sellers’ Representatives as if the relevant Seller is exercising such powers and authorities.

14.	Post-closing undertakings

14.1	The Sellers shall procure that the statutory books and records of the Company shall be delivered to such new registered office in Jersey as the Purchaser shall notify to the Sellers as soon as reasonably practicable, and no later than the date that is five Business Days following the Closing Date (or, if later, five Business Days following the date such new registered office in Jersey is notified to the Sellers).

14.2	The Purchaser acknowledges that the Sellers’ Representatives and/or the Sellers (or their respective Affiliates) may need access, from time to time, after Closing to certain accounting and Tax records and information held by the Purchaser Group to the extent such records and information pertain to the operations and affairs of the Target Companies during periods (or part periods) falling prior to Closing and agrees that the Purchaser shall, and shall cause the Target Companies (or, to the extent the records and information are held by another member of the Purchaser Group, that member of the Purchaser Group, as applicable) to:

(a)	retain and maintain such records (in the form such records are held at Closing or in substantially similar form) until the earlier of the date that is seven years after Closing and such time as each Sellers’ Representative agrees that such retention and maintenance is no longer necessary;

(b)	allow each Sellers’ Representative and each Seller and, where applicable, their respective officers, employees, agents, auditors, professional advisers and representatives, on reasonable prior written notice, to inspect, review and make copies of such records as is reasonably required by such Sellers’ Representative or such Seller, during Working Hours and at the expense of such Sellers’ Representative or such Seller (as applicable);

(c)	without prejudice to clause 14.2(b), provide reasonable assistance (on reasonable prior written notice and at the cost and expense of the relevant Sellers’ Representative and/or Seller (as applicable)) to each Sellers’ Representative and each Seller to meet any Sellers’ Representative’s and/or any Seller’s Tax compliance, filing and/or reporting obligations (and/or those of their Affiliates) with respect to the Target Companies by providing such information as is reasonably required or requested relating to the financial activities of the Target Companies, including without limitation financial statements of the Target Companies for the financial year in which Closing takes place; and

(d)	provide (on reasonable prior written notice and at the cost and expense of the relevant Sellers’ Representative and/or Seller (as applicable)) such other assistance and information as may reasonably be requested by any Sellers’ Representative and/or any Seller or any of their respective officers, employees, agents, advisors, professional auditors and representatives, in order to comply with any Tax compliance, filing and/or reporting obligations, or to facilitate the management or settlement of that Sellers’ Representative’s and/or Seller’s and/or their Affiliates’ own Tax affairs.

14.3	For seven years from Closing, each Seller undertakes to provide (on reasonable prior written notice from the Purchaser to the relevant Seller’s Representative and at the cost and expense of the Purchaser) any information or documents or records (or copies thereof) reasonably required or requested by the Purchaser and within the power or control of such Seller in respect of any Tax matter relating to any of the Target Companies, including without limitation for the purposes of any filings or returns or any inquiry by or dealings with any Tax Authority.

14.4	Each Seller undertakes in respect of itself only (in the event that a claim is made against it in connection with the Proposed Transaction) not to make a claim against any Target Company or any person who was at any time prior to Closing an employee, consultant, officer or director of any Target Company (a Covered Person) on whom that Seller may have relied in negotiating this Deed, except in the case of fraud, bad faith or deliberate concealment by such Target Company or Covered Person.

14.5	Following Closing, the Purchaser shall ensure that any indemnity and/or immunity provisions contained in the memorandum and articles of association (or similar constitutional documents) of each Target Company of which a Covered Person was an employee, officer or director immediately prior to Closing are not amended, repealed or modified in any manner that would affect adversely the rights of any Covered Person in any material way.

14.6	For six years from Closing, the Purchaser shall ensure that each Target Company maintains in force such “run-off” directors’ and officers’ liability insurance policies as will enable each Outgoing Director to make claims arising out of any matter, cause or event occurring on or before Closing (a Pre-Closing Event) under those policies on terms and conditions that are, in every respect, no less advantageous to the Outgoing Director than the directors’ and officers’ liability insurance policies maintained by the Target Companies as at the date of this Deed.

14.7	Other than in relation to a breach by an employee, consultant or director of a Target Company (excluding directors who are employees or partners of the Institutional Sellers or their Affiliates) of his or her contract of employment, consultancy agreement or director’s service agreement, the Purchaser shall (and shall ensure that each Target Company shall), from and after Closing and to the fullest extent permitted in accordance with applicable laws, waive, release and discharge each Covered Person from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities arising out of any Pre-Closing Event which each Target Company has or may at any time have had against any Covered Person. Subject to the foregoing, the Purchaser shall ensure that each Target Company shall not, directly or indirectly, assert any claim or demand, or commence, institute or cause to be commenced, any proceedings of any kind relating to any Pre-Closing Event against any Covered Person.

14.8	The provisions of clauses 14.4 to 14.7 (inclusive) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Covered Person or Outgoing Director may have at law, by contract or otherwise.

14.9	Without the prior written consent of the Sellers, the Purchaser shall not, and shall cause any Target Company not to take any action with respect to Taxes of the Target Companies that would have retroactive effect in any Pre-Closing Tax Period or would otherwise relate to a Pre-Closing Tax Period and that would reasonably be expected to affect: (i) the amount of Tax owed by; or (ii) any Tax Return filed by, in each case, the Sellers, any of their respective Affiliates or the Sellers’ direct or indirect owners, unless required by applicable law; provided, however, notwithstanding the foregoing or any other provision in this Deed to the contrary, but subject to the USRPHC Assessment Condition having been met, the Purchaser shall be entitled to make an election under Section 338(g) of the Code with respect to any Target Company in its sole discretion and without being required to obtain the prior written consent of the Sellers.

15.	Protection of Goodwill

[***]

16.	Payments

16.1	Subject to Part B of Schedule 3, any payment to be made pursuant to this Deed by the Purchaser (or any member of the Purchaser Group) to:

(a)	any Institutional Seller shall be made by paying an amount:

(i)	in respect of any payments pursuant to paragraph (b)(i) of Part B of Schedule 3 to the Cinven Sellers (each a Euro Payment), in Euro equal to the Euro amount that the sterling amount equal to that Euro Payment to be paid could have purchased (at the spot bid rate of exchange for pounds sterling into Euro, at the “Close” rate quoted by Reuters at 4.00 p.m. in London on 11 February 2025); and

(ii)	in respect of any other payments, in sterling,

in each case, to the Institutional Sellers’ Account and the Purchaser shall not be concerned as to the apportionment of such payment;

(b)	any Individual Seller shall be made in sterling to the Paying Agent’s Account and the Purchaser shall not be concerned as to the apportionment of such payment; and

(c)	a Target Company shall be made in sterling to the Company’s Account.

16.2	Any payment to be made pursuant to this Deed by the Sellers (or any of them) to the Purchaser shall be made to the Purchaser’s Bank Account.

16.3	Payments under clauses 16.1 and 16.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

16.4	If any sum due for payment in accordance with this Deed is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

16.5	Each Individual Seller irrevocably authorises the Purchaser to pay all sums due to it in cash under this Deed to the Paying Agent’s Account on its behalf.

17.	Purchaser guarantor

17.1	In consideration of the Sellers entering into this Deed, the Purchaser Guarantor unconditionally and irrevocably guarantees to (a) each Seller and to each of its Affiliates as a continuing obligation that the Purchaser will comply properly and punctually with its obligations under this Deed and each Transaction Document (including any liability to pay damages, agreed or otherwise under this Deed or any Transaction Document) and (b) to each Management Warrantor and each counterparty to a Deferred Top Up Payment Letter as a continuing obligation that the Purchaser will comply properly and punctually with its obligations under each Vendor Loan Note Instrument, the Vendor Loan Notes (and the conditions attached thereto) and each Deferred Top Up Payment Letter (including any liability to pay damages, agreed or otherwise under the Vendor Loan Note Instrument, the Vendor Loan Notes (and the conditions attached thereto) and each Deferred Top Up Payment Letter) (the Purchaser Guaranteed Obligations).

17.2	The Purchaser Guarantor’s liability under clause 17.1 shall not be discharged or impaired by:

(a)	any amendment, variation or assignment of this Deed or any Transaction Document or any waiver of its or their terms;

(b)	any release of, or granting of time or other indulgence to, the Purchaser or any third party;

(c)	any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Purchaser (or any act taken by the Seller in relation to any such event); or

(d)	any other act, event, neglect or omission (whether or not known to the Purchaser, the relevant Seller or the Purchaser Guarantor) which would or might (but for this clause 17.2) operate to impair or discharge the Purchaser Guarantor’s liability or afford the Purchaser Guarantor or the Purchaser any legal or equitable defence.

17.3	Each Seller may make any number of demands of the Purchaser Guarantor and the Purchaser Guarantor’s obligations under this clause 17 shall be in addition to any rights that each Seller may have under any other agreement or security in relation to this Deed or the Purchaser Guaranteed Obligations. Each Seller may enforce its rights against the Purchaser Guarantor without first having recourse to any other such agreement or security or exercising any rights or remedies against the Purchaser.

17.4	Without prejudice to the rights of each Seller against the Purchaser, the Purchaser Guarantor shall be a primary obligor and shall be deemed a principal debtor in respect of its obligations under this Deed and all Purchaser Guaranteed Obligations and not a surety.

17.5	Until all of the Purchaser Guaranteed Obligations have been unconditionally and irrevocably discharged, the Purchaser Guarantor agrees that:

(a)	it will not make demand for the payment of any sum from the Purchaser connected with or in relation to the sum demanded by any Seller or claim any set-off or counterclaim against the Purchaser;

(b)	if the Purchaser is bankrupt, insolvent or in liquidation, the Purchaser Guarantor will not prove in any such bankruptcy, insolvency or liquidation in competition with any Seller; and

(c)	any security taken by the Purchaser Guarantor from the Purchaser in consideration of this guarantee and any money received by the Purchaser Guarantor by proving in the bankruptcy, insolvency or liquidation of the Purchaser shall be held in trust absolutely for the Sellers in respect of the obligations of the Purchaser Guarantor under this clause 17.

17.6	The Purchaser Guarantor agrees that:

(a)	if any payment received by any Seller from the Purchaser in relation to the Purchaser Guaranteed Obligations is avoided or set aside on the subsequent bankruptcy, insolvency or liquidation of the Purchaser, any amount received by that Seller and subsequently repaid shall not discharge or diminish the liability of the Purchaser Guarantor for the Purchaser Guaranteed Obligations and this clause 17 shall apply as if such payment had at all times remained owing by the Purchaser; and

(b)	after a demand has been made by a Seller under this clause 17 and until the amount demanded has been paid in full, that Seller may take such action as it thinks fit against the Purchaser to recover all sums due and payable to it under this Deed, without affecting the obligations of the Purchaser Guarantor under this clause 17.

17.7	In consideration of each Seller entering into this Deed as a separate, additional continuing and primary obligation, the Purchaser Guarantor undertakes to indemnify each Seller and each of its Affiliates on an after-Tax basis against any Costs suffered or incurred by any of them as a result of the Purchaser’s failure to comply properly and punctually with its obligations under this Deed or any Transaction Document or any Purchaser Guaranteed Obligations.

18.	Announcements

18.1	No party (nor any of its respective Affiliates) to this Deed shall make any announcement or issue any circular in connection with the existence or subject matter of this Deed (or any other Transaction Document) without the prior written approval of the Institutional Sellers’ Representative and the Purchaser (such approval not to be unreasonably withheld or delayed) except that each Institutional Seller shall be entitled to refer to the existence and/or subject matter of this Deed (or any other Transaction Document):

(a)	when providing information or advice to any direct or indirect investors or prospective investors in funds or other investment vehicles managed and/or advised by Affiliates of an Institutional Seller, together with their directors, officers, advisers or agents; and

(b)	in marketing literature issued or circulated by or on behalf of an Institutional Seller or its Affiliates.

18.2	The restriction in clause 18.1 shall not apply:

(a)	to any press announcements issued by the Institutional Sellers, the Company and/or the Purchaser on the date of this Deed each in the Agreed Form (the Announcements);

(b)	subject to clause 19, to any communications made by or on behalf of any Target Company to any customer, supplier or distribution or franchisee partner of such Target Company; and

(c)	to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law.

18.3	If the exception set out in clause 18.2(c) applies, the party making the announcement or issuing the circular shall use its reasonable efforts (to the extent permitted by law) to consult with (in the case of the Sellers) the Purchaser or (in the case of the Purchaser or Purchaser Guarantor) the Institutional Sellers’ Representative in advance as to its form, content and timing.

19.	Confidentiality

19.1	For the purposes of this clause 19:

(a)	Confidential Information means:

(i)	(in relation to the obligations of the Purchaser and the Purchaser Guarantor) any information received directly or indirectly or held by the Purchaser or the Purchaser Guarantor (or any of their respective Representatives) relating to any Seller and/or any of its Affiliates from time to time and, prior to Closing, any of the Target Companies or the Business; or

(ii)	(in relation to the obligations of the Sellers) any information received directly or indirectly or held by or on behalf of the Sellers (or any of their Representatives) relating to the Purchaser Group and, following Closing, any of the Target Companies or the Business; and

(iii)	the contents and existence of information detailed in and relating to, the provisions of, and negotiations leading to, this Deed and the other Transaction Documents,

and includes written information and information transferred or obtained orally, visually, electronically or by any other means; and

(b)	Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants, auditors, insurers and consultants of that party and/or of its respective Affiliates.

19.2	Each of the Sellers, the Purchaser and the Purchaser’s Guarantor shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except:

(a)	as this clause 19 permits;

(b)	pursuant to any Announcements issued in accordance with clause 18.2; or

(c)	with the prior written approval of (in the case of the Purchaser or Purchaser Guarantor disclosing) the Institutional Sellers’ Representative or (in the case of a Seller disclosing) the Purchaser.

19.3	Clause 19.2 shall not prevent disclosure by a party or its Representatives to the extent it can demonstrate that:

(a)	disclosure is required by law or by any stock exchange, ratings agency, security exchange or any regulatory, governmental or antitrust body having applicable jurisdiction (provided that the disclosing party shall, to the extent legally permissible and other than in relation to a disclosure to a Tax Authority, first inform (in the case of the Purchaser or Purchaser Guarantor disclosing) the Institutional Sellers’ Representative and (in the case of a Seller disclosing) the Purchaser of its intention to disclose such Confidential Information and take into account the reasonable comments of (in the case of the Purchaser or Purchaser Guarantor disclosing) the Institutional Sellers’ Representative and (in the case of a Seller disclosing) the Purchaser);

(b)	disclosure is to a Tax Authority or Tax or other professional adviser in circumstances where such disclosure is reasonably necessary for the management of the Tax affairs of any Seller, the Purchaser, the Purchaser Guarantor or any of their Affiliates;

(c)	disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(d)	disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives);

(e)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Deed (or any other Transaction Document) or is otherwise required to enforce any party’s rights under this Deed or any other Transaction Document;

(f)	such disclosure is made in the proper performance of a party’s duties in its capacity as an employee, officer or director of a Target Company;

(g)	such disclosure is made on a confidential basis to any Financing Sources or prospective financing sources (whether debt or equity) of the Purchaser or its Affiliates or any member of the Purchaser Group (including any agents or fiduciaries thereof, ratings agencies and any advisors thereof), in connection with any financing or potential financing, the proceeds of which are available or intended to finance or refinance the Proposed Transaction in whole or in part;

(h)	to the extent that disclosure is reasonably necessary for the purposes of discharging, releasing or cancelling the Discharge Amount and Debt Security; or

(i)	in the case of each Institutional Seller only, such disclosure is made to:

(i)	their Affiliates (which, in respect of all Institutional Sellers other than the Co-Investor Sellers, shall include Cinven Partnership LLP, Cinven Holdings Guernsey Limited and their respective “associates” (as defined in the UK Companies Act 2006) and/or funds managed or advised by any of the foregoing) and their Affiliates’ directors, officers, partners, consultants, members or employees; or

(ii)	any direct or indirect investors or prospective investors in funds managed and/or advised by Affiliates of an Institutional Seller, together with its directors, officers, advisers or agents provided that information is disclosed on a confidential basis.

19.4	Unless otherwise permitted pursuant to clause 19.3, each of the Sellers, the Purchaser Guarantor and the Purchaser undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives:

(a)	if it is reasonably required for purposes connected with this Deed or the other Transaction Documents;

(b)	if the Representatives are informed of the confidential nature of the Confidential Information; and

(c)	if the disclosure takes place in accordance with clause 5.6.

20.	Further assurances

20.1	Without prejudice to clause 21.2, each of the parties shall, for a period of six months from the Closing Date, execute such further documents as may be required by law or as may be necessary to implement and give effect to this Deed.

20.2	Each of the parties shall procure that its Affiliates comply with all obligations under this Deed expressed to apply to any such Affiliate.

21.	Assignment

21.1	Except as provided in this clause 21 or unless each Sellers’ Representative and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Deed nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 21 shall be void.

21.2	This Deed and all or any of the benefits arising under it may be assigned or charged in whole or in part by the Purchaser by way of security to its financial lenders or banks or other creditors or any member of their groups (including funds) or any security agent or trustee acting on their behalf as security agent, in each case for any financing or refinancing in respect of the Proposed Transaction (including any additional facilities and hedging made available in connection with such financing or refinancing) and such benefit may further be assigned to any other financial institution or other creditors by way of security for the borrowings of the Purchaser resulting from any refinancing of the borrowings made under such financing or refinancing or to any person entitled to enforce such security or to any transferee under a valid enforcement of such security.

21.3	As soon as practicable after any assignment in accordance with this clause 21, the Purchaser shall procure that the party that has assigned its rights will give written notice of the assignment to the Sellers’ Representatives.

21.4	If an assignment is made in accordance with this clause 21, the liabilities of the non-assigning parties to the assignees of the assigning party or any Affiliates of such assigning party under this Deed shall be no greater than such liabilities would have been if the assignment had not occurred.

21.5	The parties acknowledge that this Deed is a contract entered into for the purposes of, or in connection with, the acquisition, disposal or transfer of an ownership interest in a firm (as defined in s 1173(1) of the Companies Act 2006). Regulation 2 of The Business Contract Terms (Assignment of Receivables) Regulations 2018 does not apply to any term of this Deed.

22.	VAT

22.1	Any sum payable by the Purchaser to any Seller under or pursuant to this Deed is exclusive of any applicable VAT. If any supply is treated as made for VAT purposes by any Seller under or pursuant to this Deed, and a Seller or an Affiliate of a Seller is required to account for VAT in respect of that supply, the Purchaser shall, subject to the receipt of a valid VAT invoice, pay to such Seller (in addition to any other consideration for that supply) an amount equal to such VAT. Such payment shall be made on demand or, if later, at the same time as any such consideration is payable.

22.2	If any party (the Paying Party) is required by this Deed to reimburse another party (the Payee Party) for any Cost, the Paying Party shall also reimburse the Payee Party for any VAT incurred by the Payee Party (or any of its Affiliates) in respect of that Cost, except to the extent that such VAT is recoverable by it (or any member of its VAT group).

23.	Costs

23.1	Subject to clause 23.2, and except as otherwise provided in this Deed (or any other Transaction Document), each party shall be responsible for its own Costs, charges and other expenses (including Taxation) (including those of its Affiliates) incurred in connection with the Proposed Transaction.

23.2	The Purchaser or its Affiliates shall bear the cost of any stamp duty, stamp duty reserve tax or other documentary, transfer or registration duties or taxes (including in each case any related interest or penalties) arising as a result of the entry into this Deed or the transfer of the Shares.

24.	Termination and Purchaser Break Payment

24.1	Subject to clause 24.2, upon any termination of this Deed under clauses 3.11 or 6.6(c), all of the provisions of this Deed (other than the Surviving Provisions, which shall remain in force) shall lapse and cease to have effect.

24.2	No lapse and cessation of this Deed shall affect the obligations of the Purchaser to pay the Purchaser Break Payment under clauses 24.4 and 24.5.

24.3	Other than under clause 6.6(c), no party shall be entitled to rescind or terminate this Deed in any circumstances whatsoever (whether before or after Closing). This shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

24.4	If: (i) this Deed terminates pursuant to clause 3.11 as a result of the Conditions not being fulfilled and/or waived by the Longstop Date; and (ii) none of the Sellers, the Sellers’ Representatives, the Target Companies or any Representatives of any of the foregoing has breached any of its respective representations, warranties, covenants or other obligations under this Deed in any manner that has contributed to the failure of any Condition being fulfilled, then the Purchaser shall pay to the Sellers, by way of compensation for any loss suffered, an aggregate amount equal to £10,000,000 (the Purchaser Break Payment), it being understood that in no event shall the Purchaser (x) be obligated to pay or cause to be paid the Purchaser Break Payment if the Proposed Transaction has been consummated or (y) be required to pay or cause to be paid the Purchaser Break Payment on more than one occasion.

24.5	If the Purchaser Break Payment becomes payable, the Purchaser shall pay to each Seller such proportion of the Purchaser Break Payment that is equal to the proportion of the Total Proceeds that such Seller would have otherwise been entitled to under the terms of this Deed if Closing had occurred, in accordance with clause 16, within five Business Days after the date on which this Deed terminates. Notwithstanding anything to the contrary in this Deed, the Sellers’ receipt of the Purchaser Break Payment in accordance with clause 24.4 (together with any associated amounts due under clause 22) shall be the sole and exclusive remedy of the Sellers under or in connection with this Deed in the event that the Purchaser Break Payment becomes payable and on such receipt each party shall be deemed to have waived all accrued rights under this Deed, including but not limited to any rights in respect of non-performance of any obligation falling due for performance prior to the termination of this Deed. Accordingly and, save in respect of any liability arising under the Surviving Provisions (and notwithstanding the provisions of clause 3.11), following payment of the Purchaser Break Payment in accordance with clause 24.4 (together with any associated amounts due under clause 22), no party shall have any further liability to any other party under or in connection this Deed or the Proposed Transaction.

25.	Withholdings, gross-up and set-off

25.1	All sums payable under this Deed or any of the Transaction Documents or for breach of any of the provisions of this Deed or any of the Transaction Documents shall be paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Deed or as required by applicable law.

25.2	Each party waives and relinquishes any right of set-off or counterclaim, deduction or retention which it might otherwise have out of any payments which it may be obliged to make (or procure to be made) to any other party pursuant to this Deed or otherwise.

25.3	All sums payable under this Deed shall be paid free and clear of all deductions or withholdings whatsoever save only as provided in this Deed or as required by law. Subject to clause 25.7, if any deduction or withholding is required by law, then, except in relation to interest, the payer shall pay the payee such additional amount as will, after such deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

25.4	Subject to clause 25.7, if any sum paid in respect of a Seller Obligation or a Purchaser Obligation (including any sum paid by the Purchaser Guarantor in respect of a Purchaser Obligation) is required by law to be brought into charge to Tax by the Purchaser or a Seller respectively, then, except in relation to interest, the payer shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be chargeable but for any Relief), is equal to the amount that would otherwise be payable.

25.5	Clause 25.4 shall apply in respect of any amount deducted or withheld as contemplated by clause 25.3 as it applies to sums paid to the payee, save to the extent that in computing the Tax chargeable the payee is able to obtain a credit for the amount deducted or withheld.

25.6	To the extent that any deduction, withholding or Tax in respect of which an additional amount has been paid under clauses 25.3 or 25.4 results in the payee or an Affiliate obtaining a Relief, the payee shall pay to the payer, within 10 Business Days of obtaining and utilising the benefit of the Relief, an amount equal to the lesser of the value of the Relief obtained and the additional sum paid under clauses 25.3 or 25.4.

25.7	Clauses 25.3 and 25.4 shall not apply to any payments to the Sellers representing the Total Share Consideration by the Purchaser (save, with respect to clauses 25.3, to the extent that the relevant deduction or withholding would not have arisen but for any election made or to be made by the Purchaser or any of its Affiliates under the Code), any payments to the Sellers representing the Notes Redemption Amount, any payments of the Top Up Payments, the Deferred Top Up Payments or the Purchaser Break Payment.

26.	Notices

26.1	Any notice in connection with this Deed shall be in writing in English and delivered by hand, email, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at the time of delivery, if delivered by hand, registered post or courier; or

(b)	at the time of transmission if delivered by email,

provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the following Business Day.

26.2	The addresses and email addresses of the parties for the purpose of clause 26.1 are:

Institutional Sellers’ Representative

For the attention of:	Address:	Email:

The Directors	Cinven Capital Management (V) General Partner Limited Level 4, Mill Court La Charroterie St Peter Port Guernsey GY1 1EJ	[***]

With a copy (such copy in itself not constituting notice) to:	Address:	Email:

[***]	Cinven Limited 21 St James’s Square London, SW1Y 4JZ United Kingdom	[***]

[***]	Freshfields LLP 100 Bishopsgate London, EC2P 2SR United Kingdom	[***]

Individual Sellers’ Representative and Management Warrantors’ Representative

For the attention of:	Address:	Email:

[***]	24 Britton Street, London, EC1M 5UA United Kingdom	[***]

With a copy (such copy in itself not constituting notice) to:	Address:	Email:

[***]	Addleshaw Goddard LLP Milton Gate 60 Chiswell Street London, EC1Y 4AG United Kingdom	[***]

Purchaser and Purchaser’s Guarantor

For the attention of:	Address:	Email:

[***] General Counsel	52-16 Barnett Ave, Long Island City, NY 11104 United States	[***] Generalcounsel@stevemadden.com

With a copy (such copy in itself not constituting notice) to:	Address:	Email:

[***]	Travers Smith LLP 10 Snow Hill London, EC1A 2AL United Kingdom	[***]

[***]	2021 McKinney Avenue Suite 1600 Dallas, TX 75201 United States	[***]

26.3	Each party shall notify the other parties in writing of a change to its details in clause 26.2 from time to time, provided that such notice shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date which is the fifth Business Day after notice of any change has been given.

27.	Conflict with other agreements

27.1	If there is any conflict between the terms of this Deed and any other agreement (including, for the avoidance of doubt, the Investment Agreement), this Deed shall prevail (as between the parties to this Deed and as between any of their Affiliates) unless the parties to this Deed:

(a)	are also parties to that other agreement and such other agreement expressly states that it overrides this Deed in the relevant respect; or

(b)	expressly agree in writing that such other agreement shall override this Deed in that respect.

27.2	Each of the Sellers acknowledges and agrees, for the benefit of each other Seller that the entry into the Transaction Documents and the completion of the Proposed Transaction is approved for all purposes under the Investment Agreement and the Articles, and no Seller shall assert any claim against any other Seller or the Company pursuant to the Investment Agreement or Articles in respect of any action contemplated by the Transaction Documents.

27.3	To the extent permitted by law, where any provision of this Deed conflicts with any of the Articles, each of the relevant Sellers undertakes to exercise its voting rights in respect of such Target Company to procure that the relevant Articles are amended so as to ensure that they are consistent with the terms of this Deed.

28.	Whole agreement

This Deed and the Transaction Documents together set out the whole agreement between the parties in respect of the sale and purchase of the Shares and the redemption of the Notes and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction. It is agreed that:

(a)	no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other party (or any of its Connected Persons) in relation to the Proposed Transaction which is not expressly set out in this Deed or any other Transaction Document;

(b)	any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Deed or any other Transaction Document shall be a claim under or for breach of any provision of this Deed or the relevant Transaction Document; and

(d)	except for any liability under or in respect of a breach of any provision of this Deed or any other Transaction Document, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other parties (or their respective Connected Persons) in relation to the Proposed Transaction, provided that this clause 28 shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation. Each party agrees to the terms of this clause 28 on its own behalf and as agent for each of its Connected Persons.

29.	Waivers, rights and remedies

Except as expressly provided in this Deed, no failure or delay by any party in exercising any right or remedy relating to this Deed or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

30.	Counterparts

30.1	This Deed may be executed by PDF signatures or by other electronic means, including by use of DocuSign® or other equivalent services, and scanned and exchanged by email, in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

30.2	The parties acknowledge and agree that columns [***] to [***] of [***] and [***] of the Allocation Table, columns [***] to [***] of [***] and [***] of the Revised Allocation Table, the Top Up Payment Schedule, the Deferred Top Up Payment Schedule, the Closing Top Up Payment Schedule and the Deferred Closing Top Up Payment Schedule shall be redacted in full for the purposes of any disclosure to the Individual Sellers (save for any disclosure to the Sellers’ Representatives, who for the avoidance of doubt shall be entitled to see the Allocation Table, the Revised Allocation Table, the Top Up Payment Schedule, the Deferred Top Up Payment Schedule, the Closing Top Up Payment Schedule and the Deferred Closing Top Up Payment Schedule in full), save with respect to the information set out against such Individual Seller’s name in Part B (as relevant) of the Allocation Table and the Revised Allocation Table, and each Individual Seller acknowledges the provisions of clauses 1.2 and 5.11(b) of this Deed.

31.	Variations

No amendment of this Deed (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of the Sellers’ Representatives and the Purchaser. Notwithstanding anything herein to the contrary, the provisions of this clause 31 and clauses 9.14, 33.2, 34.1, 34.6 and 34.7 (and any other provision of this Deed to the extent the modification, waiver or termination of such provision would modify the substance of the foregoing) may not be amended or modified in whole or in part in a manner adverse to the Financing Sources without the prior written consent of the Financing Sources referenced in clause (b) of the definition thereof.

32.	Invalidity

Each of the provisions of this Deed and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

33.	Third party enforcement rights

33.1	The Connected Persons specified in clause 28 shall have the right to enforce the relevant terms of that clause and this clause 33.1, the Covered Persons shall have the right to enforce the terms of clauses 14.4 to 14.7 (inclusive) and this clause 33.1 the Outgoing Directors shall have the right to enforce the terms of clause 14.6 and this clause 33.1 and each relevant Target Company shall have the right to enforce clause 14.4 and this clause 33.1, in each case, by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to: (i) the rights of the parties to amend or vary this Deed without the consent of any Connected Person, Covered Person or Target Company or any director, officer, employee, adviser and representative of the Target Companies (in each case, except in its capacity as a party to this Deed); and (ii) the other terms and conditions of this Deed.

33.2	Each of the Sellers and Target Companies, on behalf of themselves and their respective subsidiaries, Affiliates, Representatives and Connected Persons, hereby agree that the Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions in this Deed reflecting the foregoing agreements in this clause 33.2 and clauses 9.14, 31, 34.1, 34.6 and 34.7.

33.3	Except as provided in clause 33.1, a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

34.	Governing law and jurisdiction

34.1	This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by, and interpreted in accordance with, English law; provided, however, that any claim, suit, action or other proceeding involving a Financing Source related to or arising out of this Deed, the Debt Commitment Letter or the transactions contemplated hereby or thereby or services performed or to be performed by a Financing Source thereunder, including any financing, shall be governed by the Laws of the State of New York, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles.

34.2	Except as expressly provided otherwise in this Deed, the English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Deed including, without limitation disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, termination or the legal relationships established by, this Deed; and (ii) any non-contractual obligations arising out of or in connection with this Deed. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction. Each party also irrevocably waives any objection to the recognition or enforcement in the courts of any other country of a judgment delivered by an English court exercising jurisdiction pursuant to this clause 34.2.

34.3	The Institutional Sellers shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Deed. Such agent shall be Cinven Capital Management Limited currently of 21 St. James’s Square, London, SW1Y 4JZ, England, in respect of all Institutional Sellers, and any claim form, judgment or other notice of legal process shall be sufficiently served on the relevant Institutional Sellers if delivered to such agent (or any replacement agent) at their respective address for the time being in accordance with clause 26 (applying mutatis mutandis). The Institutional Sellers irrevocably undertake not to revoke the authority of this agent.

34.4	The Purchaser Guarantor shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Deed. Such agent shall be the Purchaser and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser Guarantor if delivered to such agent (or any replacement agent) at its address for the time being in accordance with clause 26 (applying mutatis mutandis). The Purchaser Guarantor irrevocably undertakes not to revoke the authority of this agent.

34.5	If any agent at any time ceases for any reason to act as such, the relevant appointing party shall appoint a replacement agent having an address for service in England and shall notify the other parties of the name and address of the replacement agent provided that it gives the other parties not less than ten Business Days’ prior notice in accordance with clause 26. Until the end of such notice period, service on either address shall remain effective. Failing such appointment and notification:

(a)	in the case of the Institutional Sellers, the Purchaser shall be entitled by notice in accordance with clause 26, to appoint a replacement agent on the relevant Seller’s behalf; and

(b)	in the case of the Purchaser Guarantor, the Institutional Sellers’ Representative shall be entitled by notice in accordance with clause 26, to appoint a replacement agent on the Purchaser Guarantor’s behalf.

34.6	Notwithstanding the foregoing, each of the parties hereto agrees: (i) that it will not bring any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against or involving any Financing Source relating to this Deed or any of the transactions contemplated by this Deed, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, in the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof); (ii) to waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such action or proceeding in any such court; (iii) that service of process upon the Sellers, the Target Companies or their subsidiaries in any such action shall be effective if notice if given in accordance with clause 26; and (iv) that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

34.7	Each Party hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the Financing and any of the agreements delivered in connection therewith.

Schedule 1
Details of the Sellers

Part A The Institutional Sellers

(1) Name	(2) Address
Fifth Cinven Fund (No. 1) Limited Partnership	PO Box 656 East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP
Fifth Cinven Fund (No. 2) Limited Partnership	PO Box 656 East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP
Fifth Cinven Fund (No. 3) Limited Partnership	PO Box 656 East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP
Fifth Cinven Fund (No. 4) Limited Partnership	PO Box 656 East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP
Fifth Cinven Fund (No. 5) Limited Partnership	PO Box 656 East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP
Fifth Cinven Fund (No. 6) Limited Partnership	PO Box 656 East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP
Fifth Cinven Fund Co-Investment Partnership	21 St James’s Square, London SW1Y 4JZ, United Kingdom
Fifth Cinven Fund FCP-SIF	7, rue Lou Hemmer, Luxembourg-Findel, L-1748 Grand Duchy of Luxembourg
Bain & Company Inc.	131 Dartmouth Street, Boston, MA 02116 Massachusetts, United States of America
Squam Lake Investors X LP (BGPI)	131 Dartmouth Street, Boston, MA 02116 Massachusetts, United States of America

Part B The Individual Sellers

(1) Name	(2) Address
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Schedule 2
Pre-Closing undertakings

The acts and matters referred to for the purposes of clause 5.1(b) are as follows:

(a)	the declaration, authorisation, making or payment by any Target Company of any dividend or other distribution (whether in cash, stock or in kind) or the reduction, repayment, purchase or redemption of any part of the loan or paid-up share capital of any Target Company except to another wholly-owned Target Company;

(b)	the amendment in any material respect of any articles of association or other constitutional documents of any Target Company;

(c)	the creation, allotment or issue of, or grant of any option over or other right to subscribe for any share or other security of any Target Company, except to another wholly-owned Target Company;

(d)	the sale or disposal of any interest in any share or other security of any Target Company, except to another wholly-owned Target Company;

(e)	the creation of any Third Party Right over any Shares or over any shares or any material assets of a Target Company (save as: (i) granted in accordance with the requirements of the Facilities Agreements; or (ii) granted in the ordinary course of trading);

(f)	the borrowing of monies, incurrence of indebtedness in the nature of borrowing or repayment of any loan or financial facility other than in the ordinary course of business;

(g)	the material amendment of the terms of its borrowing, indebtedness in the nature of borrowing, or any loan or financial facility in any manner that is adverse to the interests of a Target Company;

(h)	the giving of any guarantee, indemnity or other agreement to secure, or the incurrence of financial or other obligations with respect to, another person’s obligation other than in the ordinary course of business or in respect of another wholly-owned Target Company;

(i)	the acquisition, sale or disposal of an asset with a value in excess of what is provided for in the Business Plan except in the ordinary course of business;

(j)	the incurrence of any capital commitment (by way of purchase, lease, hire purchase or otherwise) exceeding what is provided for in the Business Plan;

(k)	the entry into any agreement (excluding leases, licences to occupy and concession agreements entered into by the Target Companies in the ordinary course of business) which involves, or is reasonably likely to involve, annual expenditure by, or potential liability to, the Target Companies (in aggregate) of more than [***], except in the ordinary course of business;

(l)	the termination or material amendment of any Material Contract (as defined in the Management Warranty Deed) other than agreeing price increases in the ordinary course of business;

(m)	the entry into of any transaction between a Target Company and any Seller or an Affiliate of such Seller other than on arm’s length terms;

(n)	the commencement of any litigation or arbitration proceedings which involve an amount (excluding costs) in excess of [***];

(o)	except in the ordinary course of business, the compromise, settlement, release or discharge of litigation or arbitration proceedings, or waiver of a right in relation to litigation or arbitration proceedings, which involve an amount (excluding costs) in excess of [***];

(p)	steps to effect a winding up, liquidation, administration, receivership or other analogous insolvency proceedings of any Target Company;

(q)	the sale, transfer, assignment, license, abandonment, lapse, expiry or disposal of any material: (i) Owned Intellectual Property Rights; or (ii) Business IPR (each as defined in the Management Warranty Deed);

(r)	the variation or termination of the Midco 2 Growth Share Purchase Agreement;

(s)	any change of its Tax residence or establishment of any permanent establishment in any jurisdiction where it is not currently subject to Tax;

(t)	a material change to any accounting basis, accounting method, accounting period, policy or practice, other than the adoption of a revised transfer pricing policy in a form substantially similar to the Transfer Pricing Policy;

(u)	the making or changing of any material election relating to Tax which would have the effect of materially increasing the Tax liabilities of, or materially reducing the Reliefs available to, any Target Company;

(v)	voluntarily agreeing with any Tax Authority to meet any material liability for Tax that is properly attributable to another person (other than another Target Company); and

(w)	the entry into of any agreement (conditional or otherwise) to do any of the foregoing.

Schedule 3
Closing arrangements

Part A Seller Obligations

At Closing:

(a)	each of the Sellers shall deliver, or ensure that there is delivered, to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(i)	duly executed transfers (in the Agreed Form) (Share Transfer Instruments) into the name of the Purchaser in respect of all the Shares in which it holds the legal interest;

(ii)	share certificates or equivalent documents in any applicable jurisdiction and loan note certificates relating to all the Shares and Notes held by it in respect of which certificates were issued or are required by law to be issued;

(iii)	(by way of making the same available at the registered office of the relevant Target Company): (A) the register of members (or equivalent register in the applicable jurisdiction) of each Target Company; and (B) the certificate of incorporation, all certificates of incorporation on change of name, the common seal (if any) and the statutory books of the Company written up to Closing; and

(iv)	as applicable, copies of any powers of attorney under which this Deed or any of the transfers or other documents referred to in this Schedule 3 is executed and evidence (to the Purchaser’s reasonable satisfaction) of the authority of any person signing on behalf of a corporate entity;

(b)	each of the Management Warrantors shall deliver, or ensure that there is delivered, to the Purchaser (or made available to the Purchaser’s reasonable satisfaction) a duly executed counterpart of the Closing Disclosure Letter duly executed by each Management Warrantor; and

(c)	each of the Institutional Sellers and the Individual Sellers shall deliver, or ensure that there is delivered, to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(i)	the duly signed resignations in the Agreed Form (Director Resignation Letter) of such persons as are notified by the Purchaser to the Sellers’ Representatives 14 days prior to Closing, as directors and/or secretaries of any Target Company;

(ii)	a duly executed Deed of Release; and

(iii)	a duly executed Pay-Off Letter;

at or prior to Closing:

(d)	the Sellers shall procure that a meeting of the board of directors of the Company and each other Target Company (as required) is held at which the directors:

(i)	(in the case of the directors of the Company only) vote in favour of the registration of the Purchaser as a member of the Company;

(ii)	accept the resignations of the directors and/or secretaries of the Outgoing Directors, pursuant to the Director Resignation Letters, such resignations to be effective from Closing;

(iii)	appoint those persons nominated by the Purchaser in writing to the Institutional Sellers’ Representative not less than five Business Days prior to Closing as directors, secretaries and auditors of the Company with effect from Closing; and

(iv)	approve, subject to compliance by the Purchaser with its obligations under paragraphs (b) and (c) of Part B of this Schedule 3 (and receipt by the relevant recipients of the relevant amounts) at Closing, the full redemption of the Notes;

(e)	the Sellers shall procure that a meeting of the board of directors of the Company is held at which the directors approve, subject to compliance by the Purchaser with its obligations under paragraph (b) of Part B of this Schedule 3 (and receipt by the relevant recipients of the relevant amounts) at Closing, the full redemption of the Notes and authorise and instruct Ogier Corporate Finance Ltd, as Midco 1’s listing sponsor, to notify The International Stock Exchange (TISE) and carry out all steps necessary on behalf of the Company to facilitate the de-listing of the Notes from the Official List of TISE; and

(f)	Midco 1 shall deliver, or ensure that there is delivered, to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(i)	waiver notices signed by Kurt Geiger Limited and the Company (as applicable) in respect of each of the Employee Loans (in the Agreed Form) (the Employee Loan Waiver Notices);

(ii)	an updated register of members in respect of Midco 2, reflecting the transfer of the Midco 2 Growth Shares to Midco 1 pursuant to the Midco 2 Growth Share Purchase Agreement; and

(iii)	share certificate(s) relating to all of the Midco 2 Growth Shares held by Midco 1 in respect of which certificate(s) that were issued (or are required by law to be issued) to Midco 1 pursuant to the Midco 2 Growth Share Purchase Agreement.

Part B Purchaser Obligations

At Closing, the Purchaser shall:

(a)	deliver, or ensure that there is delivered to the Sellers’ Representatives:

(i)	to the extent not previously delivered, a copy (or extract thereof) of a resolution of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of each of the Purchaser and the Purchaser Guarantor (or, if required by the law of its jurisdiction of incorporation or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Deed and each of the Transaction Documents to be executed by it;

(ii)	the duly signed consent to act letters in the Agreed Form (each a Director Consent to Act) of such persons as notified to the Sellers’ Representatives by the Purchaser not less than five Business Days prior to Closing, in respect of their directorships of the Company (and any other Target Company) to take effect from Closing; and

(iii)	a duly executed counterpart of the Closing Disclosure Letter, duly executed by the Purchaser;

(b)	pay by electronic funds transfer for value on the Closing Date an amount equal to the aggregate of: (a) the Ordinary Share Amount; (b) the D Share Amount; and (c) the Notes Redemption Amount to the Sellers, as follows:

(i)	to the Institutional Sellers’ Account, an amount equal to the aggregate of: (a) the Individual Ordinary Share Amount; and (b) the Individual Notes Redemption Amount (paid on behalf of Midco 1), in each case in respect of each such Institutional Seller; and

(ii)	to the Paying Agent’s Account, an amount equal to the aggregate of: (a) the Individual Ordinary Share Amount; (b) the Individual D Share Amount; and (c) the Individual B Loan Notes Redemption Amount (paid on behalf of Midco 1), in each case in respect of each such Individual Seller;

(c)	procure the payment by electronic funds transfer(s) for value on the Closing Date of an amount equal to the Discharge Amount in full to such bank account(s) as specified in the Closing Statement and by the time on the Closing Date required by the relevant recipients of such amounts;

(d)	procure the payment by electronic funds transfer(s) for value on the Closing Date of an amount equal to the Top Up Payment Amount to Kurt Geiger Limited; and

(e)	procure the payment by the relevant Target Company of:

(i)	any Sellers’ Disclosed Transaction Costs (together with any VAT in respect thereof) that have not been paid prior to Closing to the bank account(s) as specified by the relevant payee(s) as notified to the Purchaser in the Closing Statement;

(ii)	(as agent for and on behalf of the US Loan Employee) an amount equal to the US Employee Loan Amount to Kurt Geiger Limited (or as it may direct) in accordance with clause 4(b); and

(iii)	the McKinsey Invoice Loan Amount to the Cinven Sellers, under the terms of the McKinsey Invoice Loan Agreement.

Part C General

All documents and items delivered at Closing pursuant to this Schedule 3 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with:

(a)	delivery of all documents and all items required to be delivered at Closing (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and

(b)	receipt of electronic funds transfers in accordance with paragraphs (b) to (d) (inclusive) of Part B of this Schedule 3,

the documents and items delivered in accordance with this Schedule 3 shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

Schedule 4
Leakage and Permitted Leakage

Part A Leakage

For the purposes of this Deed, Leakage means:

(a)	in each case to or on behalf of, or for the benefit of, a Seller or any of its Affiliates from (but excluding) the Locked Box Date to (and including) the Closing Date:

(i)	any dividend or distribution (whether in cash or in kind) declared, authorised, paid or made (whether actual or deemed) by any Target Company;

(ii)	any payments made (whether in cash or in kind) by any Target Company in respect of any share or loan capital of any Target Company being redeemed, purchased or repaid, or any other return of share or loan capital (whether by reduction of capital, loans or redemption or purchase of shares) by any Target Company or any interest therein;

(iii)	any payments made (or future benefits granted) to or assets or rights transferred to, or liabilities assumed, guaranteed, indemnified or incurred for the benefit of any Seller and/or any of its Affiliates by any Target Company;

(iv)	any directors’ fees, management fees or monitoring fees paid by any Target Company;

(v)	the waiver, deferral, discount or release by any Target Company of any amount or obligation owed to that Target Company, or any claim in respect thereof, or any assumption or discharge of any liability or obligation by any Target Company;

(vi)	the purchase by any Target Company from such Seller and/or any of its Affiliates of any assets or services not on arm’s length terms;

(vii)	any transaction or retention bonuses or payments of a similar nature for management payable, in each case, by any Target Company in connection with implementation of the Proposed Transaction;

(viii)	any agreement or arrangement made or entered into by any Target Company to do or give effect to any matter referred to in paragraphs (i) to (vi) (inclusive) of this Part A of Schedule 4;

(ix)	any Tax payable or suffered by any Target Company in respect of or in consequence of any of the matters referred to in paragraphs (i) to (viii) (inclusive) of this Part A of Schedule 4, and Leakage under this paragraph (a)(ix) shall be deemed to be made to or on behalf of, or for the benefit of, the Seller or Affiliate receiving or benefitting from the matter referred to in paragraphs (i) to (viii) (inclusive) of this Part A of Schedule 4 in respect of which the Leakage under this paragraph (a)(ix) arises; and

(x)	any national insurance, social security contributions and/or apprenticeship levy payable or suffered by any Target Company in respect of the payment of any bonus or other amount, or the provision of any benefit (including the exercise of any option), to or in respect of any employee or office holder of any Target Company by any Seller or any Affiliate of such Seller; and

(b)	any:

(i)	transaction or retention bonuses for management or payments of a similar nature (other than those falling within paragraph (a)(vii) of this Part A of Schedule 4) and any Sellers’ Transaction Costs (other than Sellers’ Disclosed Transaction Costs) payable, in each case, by any Target Company to any third party in connection with implementation of the Proposed Transaction (but excluding for the avoidance of doubt the payment of the Discharge Amount as contemplated by this Deed and any filing fees paid in connection with the satisfaction of any Condition as contemplated by this Deed);

(ii)	agreement or arrangement made or entered into by any Target Company to do or give effect to any matter referred to in paragraph (c)(i) of this Part A of Schedule 4; and

(iii)	without double counting, Tax payable or suffered by any Target Company in respect of or in consequence of any of the matters referred to in paragraphs (c)(i) to (ii) (inclusive) of this Part A of Schedule 4, but, in each case, does not include Permitted Leakage.

Part B Permitted Leakage

For the purposes of this Deed, Permitted Leakage means:

(a)	to the extent such costs are in accordance with clause 11.5, professional advisers’ and other out-of-pocket fees payable in connection with the Target Companies complying with the obligations under clause 5.18 (including any VAT in respect thereof);

(b)	reasonable professional advisers’ and other out-of-pocket fees properly incurred and payable in connection with the Target Companies complying with the obligations under clause 5.10 and clauses 5.20 to 5.25 (inclusive) (including any VAT in respect thereof);

(c)	any payments of any:

(i)	Top Up Payments or Deferred Top Up Payments; and

(ii)	Top Up Payment Tax Deductions, Deferred Top Up Payment Tax Deductions, Top Up Payment Tax Payments and Deferred Top Up Payment Tax Payments;

(d)	any payments made or agreed to be made to any of the Sellers (or any nominee of or director appointed by any of the Sellers), in their capacity as director, employee, officer, or consultant by way of salaries, directors’ or advisers’ fees or benefits, pension contributions, employee remuneration or benefits, consultants’ fees, or directors’, employees’ or consultants’ expenses, in each case consistent with past practice during the 12 month period prior to the Locked Box Date and in the ordinary course of business and applicable payroll Taxes, national insurance, social security contributions and/or apprenticeship levy;

(e)	any payments paid or owing to the Institutional Sellers or any of their Affiliates in their capacity as a shareholder by way of monitoring fees paid by any Target Company in the ordinary course of business and consistent with past practice during the 12 month period prior to the Locked Box Date of an amount up to: (i) [***] divided by 365; multiplied by (ii) the number of days from and including the Locked Box Date to but excluding the Closing Date, in aggregate (together with any applicable Tax arising or payable by any Target Company in connection therewith);

(f)	any services provided, or other non-cash benefit received as a result of the provision of services, to or on behalf of any Seller or a Seller’s Affiliate, being in respect of, or in the nature of, time spent and services provided by any employee of a Target Company in connection with the Proposed Transaction, to the extent that such services do not prevent such employee from exercising their material functions in the ordinary course of business as an employee of such Target Company;

(g)	any payments for any amounts to the extent specifically accrued, reserved or provisioned or otherwise included as liabilities in the Locked Box Accounts;

(h)	any payment (or accrual in respect of any payment to be made) of any Sellers’ Disclosed Transaction Costs;

(i)	any accrual or compounding (but not the payment of) interest on the Loan Notes or issuance of A PIK Notes in each case in accordance with the terms of the Loan Note Instruments between the Locked Box Date and Closing;

(j)	an aggregate amount up to an amount equal to the Notes Redemption Amount to the Sellers in connection with the redemption of the Notes in accordance with clause 2.10 of this Deed;

(k)	any payment made or agreed to be made by or on behalf of any Target Company in respect of expenses reasonably and properly incurred by any Seller or any of its Affiliates on behalf of the Target Company and/or recharged to the Target Company in each case in the ordinary course of business and consistent with past practice during the 12 month period prior to the Locked Box Date (including any VAT in respect thereof);

(l)	the issue of any Shares to any Seller where such Shares are to be sold to the Purchaser under the terms of this Deed;

(m)	any matter undertaken by or on behalf of any Target Company at the request and with the express written agreement from the Purchaser that such matter would constitute Permitted Leakage (and any Tax incurred or suffered by any Target Company or any Seller (or any of their Affiliates) in respect of or in consequence of such matter);

(n)	any payment made or agreed to be made by or on behalf of any Target Company to the extent expressly provided for in this Deed or any other Transaction Document (including, for the avoidance of doubt, any payments to any of the Sellers in connection with the redemption of the Notes as contemplated by this Deed) (and any Tax incurred or suffered by any Target Company or any Seller (or any of their Affiliates) in respect of or in consequence of such payment);

(o)	any Leakage refunded or made to the Target Companies on or prior to Closing at no cost or loss to any Target Company;

(p)	any matter which the Purchaser and the Sellers’ Representatives agree in writing shall be Permitted Leakage;

(q)	the waiver of any amounts owed and outstanding at Closing (including principal and interest thereon) under any Employee Loan and applicable payroll Taxes, national insurance and social security contributions; and

(r)	the provision or repayment of the McKinsey Invoice Loan Amount.

Schedule 5
Definitions and interpretation

1.	Definitions

In this Deed, the following words and expressions shall have the following meanings:

A Loan Note Instrument means the loan note instrument executed by Midco 1 on 19 February 2016 (as amended on 25 November 2021), a copy of which is contained in the Data Room;

A Loan Notes means the unsecured A loan notes due 2046 of nominal amount of £1.00 each issued by Midco 1 and constituted by the A Loan Note Instrument;

A Notes means the A Loan Notes and the A PIK Notes;

A Notes Waived Amount has the meaning given in clause 2.6(a)(ii);

A Ordinary Shares means the class A ordinary shares with a nominal value of £0.01 each in the capital of the Company;

A PIK Notes means the “payment in kind” notes constituted by the A Loan Note Instrument;

Additional A Notes Redemption Amount means, in respect of a Seller, an amount equal to all interest on the A Notes held by that Seller accruing in the period from but excluding the Locked Box Date to and including the Closing Date under the terms of the A Loan Note Instrument;

Additional B Loan Notes Redemption Amount means, in respect of a Seller, an amount equal to all interest on the B Loan Notes held by that Seller accruing in the period from but excluding the Locked Box Date to and including the Closing Date under the terms of the B Loan Note Instrument;

Additional Consideration has the meaning given in clause 2.1(b);

Affiliate means:

(a)	in the case of all Institutional Sellers other than the Co-Investor Sellers, depending on the context any of or collectively Cinven Partnership LLP, Cinven Holdings Guernsey Limited, and their respective “associates” (as defined in the UK Companies Act 2006) and/or funds managed or advised by any of the foregoing but excluding, for the avoidance of doubt, any portfolio companies in which such funds have invested and their subsidiary undertakings;

(b)	in the case of a person (other than any Institutional Seller covered in paragraph (a) of Part 1 of this Schedule 5) which is a body corporate, any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking or any entity which manages and/or advises any such entity; or any individual that owns and/or Controls any such entity, in each case from time to time;

(c)	in the case of a person which is an individual, any spouse, co-habitee and/or lineal descendants by blood or adoption of that person; any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settlor; or any undertaking Controlled by that person;

(d)	in the case of a person which is a limited partnership, the partners of the person or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership or any entity which manages and/or advises any such entity; and

(e)	any Affiliate of any person in paragraphs (a) to (d) above,

but shall not include any Target Company;

Aggregate Agreed Leakage Amount means an amount equal to the aggregate of all Agreed Leakage Amounts of all Relevant Sellers (if any);

Agreed Form means, in relation to a document, the form of that document which has been initialled or confirmed as agreed by an exchange of emails on the date of this Deed for the purpose of identification by or on behalf of each of the Sellers’ Representative and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of each of the Sellers’ Representative and the Purchaser);

Agreed Leakage Amount has the meaning given in clause 7.4;

Allocation Table means the Agreed Form of the allocation table;

Announcements has the meaning given in clause 18.2(a);

Antitrust Laws means any Laws that are designed to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or lessening of competition, including any applicable United States or foreign antitrust or competition law;

Articles means the articles of association of the Company;

B Loan Note Instrument means the loan note instrument executed by Midco 1 on 19 February 2016 (as rectified on 23 March 2016), a copy of which is contained in the Data Room;

B Loan Notes means the unsecured B loan notes due 2046 of nominal amount of £1.00 each issued by Midco 1 and constituted by the B Loan Note Instrument;

B Loan Notes Waived Amount has the meaning set out in clause 2.6(b);

B1 Ordinary Shares means the class B1 ordinary shares with a nominal value of £0.001 each in the capital of the Company;

B2 Ordinary Shares means the class B2 ordinary shares with a nominal value of £0.01 each in the capital of the Company;

Basic A Notes Redemption Amount means the aggregate amount of the Initial A Notes Redemption Amount and the Additional A Notes Redemption Amount;

Basic B Loan Notes Redemption Amount means the aggregate amount of the Initial B Loan Notes Redemption Amount and the Additional B Loan Notes Redemption Amount;

BH Facility Agreement means the facility agreement between, among others, Jasper Footwear Limited (as parent and guarantor), Kurt Geiger Limited (as borrower and guarantor) and Blazehill Capital Finance Limited (as lender) dated 2 June 2023 (as amended on 22 August 2023 and as may be further amended and/or restated from time to time);

Business means the business of the Target Companies as carried on at the date of this Deed;

Business Day means a day, other than a Saturday or Sunday or public holiday in England, the Channel Islands or New York, on which banks are open for general business and (in relation to any date for payment or purchase of Euro) any day on which the real time gross settlement system operated by the Eurosystem (or any successor system) is open for the settlement of payments in Euro;

Business Plan means the current business plan and budget for the Target Companies included as document [***] (in the folder titled “[***]”) of the Data Room;

C1 Ordinary Shares means the class C1 ordinary shares with a nominal value of £0.001 each in the capital of the Company;

C2 Ordinary Shares means the class C2 ordinary shares with a nominal value of £0.01 each in the capital of the Company;

Capitalised A PIK Notes has the meaning given in clause 5.9(a);

Capitalised A PIK Notes Consideration Shares has the meaning given in clause 5.9(b);

Capitalised B Loan Notes has the meaning given in clause 5.10(a);

Capitalised B Loan Notes Consideration Shares has the meaning given in clause 5.10(b);

Change of Control Agreements means the agreements at documents [***] [***] (in the folder titled “[***]”) and [***] (in the folder titled “[***]) of the Data Room;

Change of Control Waiver has the meaning given in clause 5.7;

Cinven Sellers means Fifth Cinven Fund (No. 1) Limited Partnership, Fifth Cinven Fund (No. 2) Limited Partnership, Fifth Cinven Fund (No. 3) Limited Partnership, Fifth Cinven Fund (No. 4) Limited Partnership, Fifth Cinven Fund (No. 5) Limited Partnership, Fifth Cinven Fund (No. 6) Limited Partnership, Fifth Cinven Fund Co-Investment Partnership and Fifth Cinven Fund FCP-SIF;

Cinven Sellers’ Incurred Transaction Costs means any bona fide third party fees, expenses or other third-party costs incurred or owing by or recharged to any Cinven Seller (or any of their Affiliates) for the benefit of all Sellers, directly in connection with the implementation of the Proposed Transaction (including any brokerage, finder’s or other fees or commission on payment payable as a result of or in connection with the sale of the Company or the Target Companies) (including in each case any VAT in respect of such costs);

Claim means any claim against any Seller under or for breach of this Deed (other than a Leakage Claim), including, without limitation, any claim for breach of the Sellers’ Warranties;

Closing means completion of the sale and purchase of the Shares and redemption of the Notes in accordance with the provisions of this Deed;

Closing Date has the meaning given in clause 6.1;

Closing Disclosure Letter has the meaning given in the Management Warranty Deed;

Closing Statement has the meaning given in clause 5.11;

Closing Top Up Payment Schedule has the meaning given in clause 5.11(a)(xv);

CMA has the meaning given in clause 3.8;

Co-Investor Sellers means Bain & Company Inc. and Squam Lake Investors X LP (BGPI);

Code means the US Internal Revenue Code 1986;

Companies Act means the UK Companies Act 2006;

Company’s Account means such bank account(s) as the applicable Target Company notifies to the Institutional Sellers and the Purchaser in writing not less than five Business Days prior to Closing;

Conditions has the meaning given in clause 3.1;

Confidential Information has the meaning given in clause 19.1;

Connected Persons means (in relation to a party) its Affiliates and any of its or their officers, employees, agents and advisers;

Control means, from time to time:

(a)	in the case of a body corporate, the right to exercise more than 50 per cent. of the votes exercisable at any shareholders’ or members’ meeting of that body corporate, or the right to appoint more than half of its directors or managers;

(b)	in the case of a partnership or limited partnership, the right to exercise more than 50 per cent. of the votes exercisable at any meeting of partners of that partnership or limited partnership (or, in the case of a limited partnership, Control of the majority of its general partners);

(c)	in the case of an Investment Fund, the right to be the manager of or adviser to that Investment Fund;

(d)	in the case of a trust, the right to appoint or remove (or direct the appointment or removal of) its trustee and/or manager; and

(e)	without prejudice to the foregoing, in the case of any person, the possession, directly or indirectly, of the power to manage or govern such person, or direct or cause the direction of the management and/or policies of such person (other than through, for the avoidance of doubt, the exercise of shareholder veto rights or other negative consent rights), or to appoint the managing and governing or supervisory bodies of such person or a majority of the members thereof, whether through the ownership of voting securities, partnership or other ownership interests, by contract or otherwise, and Controlled shall be interpreted accordingly;

Costs means losses, damages, costs (including legal costs) and expenses (including Taxation), in each case of any nature whatsoever;

Covered Person has the meaning given in clause 14.4;

D Share Amount means the aggregate consideration for the sale and purchase of the D Shares;

D Shares means the D1 Shares and the D2 Shares;

D1 Shares means the class D1 shares with a nominal value of £0.001 each in the capital of the Company;

D2 Shares means the class D2 shares with a nominal value of £0.001 each in the capital of the Company;

Data Room means the virtual data room administered by Datasite comprising the documents and other information relating to the Target Companies and the Business as listed on the Data Room Index;

Data Room Index means the index of the Data Room in the Agreed Form;

Debt Commitment Letter means that certain fully executed commitment letter entered into on or about the date of this Deed by and among, among others, Citizens Bank, N.A. and Steven Madden, Ltd., a Delaware corporation, as the Lead Borrower (as defined therein) (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time as permitted by this Deed), including all exhibits, schedules and annexes thereto, pursuant to which the Financing Sources party thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided amounts set forth therein for the purpose of funding the Proposed Transaction (the Financing);

Debt Security means the security interests granted by the Target Companies to secure the amounts outstanding under the Facilities Agreements;

Deed of Release means the deeds of release pursuant to which all of the Debt Security granted by the Target Companies under the Facilities Agreements shall be released on the Closing Date, conditional on receipt by the relevant recipient(s) of the Discharge Amount by the time on the Closing Date specified in the Deed of Release a customary form;

Default Interest means interest at the Bank of England base rate on the date on which payment of the sum under this Deed was due but not paid plus four per cent.;

Defaulting Party has the meaning given in clause 6.6;

Deferred Amounts means:

(a)	in respect of [***], [***];

(b)	in respect of [***], [***]; and

(c)	in respect of [***], [***];

Deferred Closing Date has the meaning given in clause 6.6;

Deferred Closing Top Up Payment Schedule has the meaning given in clause 5.11(a)(xv);

Deferred Consideration means the deferred consideration which may be due to the Management Warrantors in consideration for the acquisition of the Preference Shares, calculated as set out and in accordance with Schedule 6

Deferred Top Up Payment Amount means the aggregate amount of: (i) the Deferred Top Up Payments (assuming for these purposes that such sums are actually paid), in each case gross of any Deferred Top Up Payment Tax Deductions, as set out in the Deferred Top Up Payment Schedule; and (ii) Deferred Top Up Payment Tax Payments in relation thereto (assuming for this purpose that the whole of the Deferred Top Up Payment Amount is paid at Closing);

Deferred Top Up Payment Letters means the letters, in the Agreed Form, detailing the Deferred Top Up Payments which may be payable to [***];

Deferred Top Up Payment Schedule means the schedule setting out the maximum deferred transaction or retention bonuses to be paid to certain employees of one or more Target Companies in connection with this Deed in the Agreed Form;

Deferred Top Up Payments means deferred transaction and retention bonuses for management which may be payable in connection with implementation of the Proposed Transaction, as set out in the Deferred Top Up Payment Schedule;

Deferred Top Up Payment Tax Deduction means any amount in respect of Tax required by law to be deducted or withheld from any Deferred Top Up Payment or otherwise recoverable or recovered from the relevant employee or officer through the deduction or withholding of such Tax from salary or other remuneration otherwise payable to that employee or officer, in each case in respect of the relevant Deferred Top Up Payment;

Deferred Top Up Payment Tax Payment means any amount in respect of Tax required by law to be paid or accounted for by any Target Company in respect of any Deferred Top Up Payment (other than any amount comprised within the Deferred Top Up Payment Tax Deduction);

Director Consent to Act has the meaning given in paragraph (a)(ii) of Part B of Schedule 3;

Director Resignation Letter has the meaning given in paragraph (c)(i) of Part A of Schedule 3;

Discharge Amount means the aggregate amount required to be paid by or on behalf of the Target Companies (with payment to be procured by the Purchaser under clause 6.3 and Schedule 3) in order to:

(a)	discharge all amounts outstanding under or otherwise payable in respect of each of the Facilities Agreements (and to cancel the facilities made available thereunder);

(b)	cash collaterise any letters of credit or bank guarantees;

(c)	close-out and terminate all hedging arrangements relating to the Facilities Agreements, if any;

(d)	repay all amounts due under the Ancillary Facilities (as defined in the Facilities Agreements); and

(e)	release the Debt Security,

in each case on the Closing Date (including all amounts of principal, accrued interest, prepayment penalties or premiums, fees, costs, indemnity costs and expenses, gross-up obligations and, to the extent ascertainable, break costs);

Disclosed has the meaning given in the Management Warranty Deed;

Disclosure Letter has the meaning given to the term “Signing Disclosure Letter” in the Management Warranty Deed;

DOJ means the United States Department of Justice Antitrust Division;

Employee Loan Waiver Notices has the meaning given in paragraph (f)(i) of Part A of Schedule 3;

Employee Loans has the meaning given in clause 5.2(m);

Euro Payment has the meaning given in clause 16.1;

Exchange Rate means, with respect to a particular currency for a particular day, the spot bid rate of exchange for that currency into pounds sterling on such date, at the rate quoted by Reuters at 4 p.m. in London on such date;

Facilities Agreements means the BH Facility Agreement and WF Facilities Agreement;

Fee Letter has the meaning given in clause 10.1(i);

Financing has the meaning given to that term in the definition of “Debt Commitment Letter”;

Financing Sources means:

(a)	for the purposes of clauses 9.14 (Limitations on Liability), 31 (Variations), 33.2 (Third party enforcement rights) and 34 (Governing law and jurisdiction), the agents, arrangers, lenders, and other persons or entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, together with their affiliates and the current, former, or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents, and representatives of each of them and the successors and assigns of the foregoing persons or entities; and

(b)	for all other purposes under this Deed, the financial institutions identified in the Debt Commitment Letter;

FTC means the United States Federal Trade Commission;

Gap Control Claim means any claim against any Seller under or for breach of any of the pre-closing undertakings contained in clause 5.1 and Schedule 2 of this Deed;

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, instrumentality, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including the European Union and any Tax Authority;

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

HSR Condition has the meaning given in clause 3.1(a);

Individual A Notes Redemption Amount has the meaning given in clause 2.7;

Individual B Loan Notes Redemption Amount has the meaning given in clause 2.7;

Individual D Share Amount has the meaning given in clause 2.7;

Individual Notes Redemption Amount has the meaning given in clause 2.7;

Individual Ordinary Share Amount has the meaning given in clause 2.7;

Individual Preference Share Amount has the meaning given in clause 2.7;

Individual Sellers’ Representative has the meaning given in clause 13.1;

Initial A Notes Redemption Amount means, in respect of an Institutional Seller, the amount set out opposite such Institutional Seller’s name in columns [***] and [***] of [***] of the Allocation Table;

Initial B Loan Notes Redemption Amount means, in respect of a Seller, the amount set out opposite such Seller’s name in column [***] of [***] of the Allocation Table;

Institutional Sellers’ Account means such bank account(s) as the Institutional Sellers’ Representative notifies to the Purchaser in writing not less than five Business Days prior to Closing;

Institutional Sellers’ Representative has the meaning given in clause 13.1;

Investment Agreement means the investment and shareholders’ agreement relating to the Company entered into between, amongst others, the Institutional Sellers and the Company on 19 February 2016 (as amended and restated from time to time);

Investment Fund means a professionally managed fund, trust or person holding shares or securities for investment purposes;

KGL Loan Employee means each of [***];

KYC Information has the meaning given in clause 5.18;

Law means all applicable federal, state, regional, local or foreign laws, acts, constitutions, statutes, codes, ordinances, orders, published regulations or other published requirements or rules of law of any Governmental Entity, all as amended;

Leakage has the meaning given in Part A of Schedule 4;

Leakage Claim means a claim made by the Purchaser pursuant to clause 7;

Leaver Seller means [***];

Legal Proceeding has the meaning given in clause 3.6;

Liability Percentage means, with respect to each Seller, the percentage set out opposite its name in column [***] of [***] and [***] of the Allocation Table (as applicable), the sum of which percentages shall always equal 100%;

Lien Release Transactions means: (a) the release, termination and discharge of: (i) all Third Party Rights on: (A) the assets and properties of the Target Companies; and (B) the Shares; and (ii) any and all guarantees by any Target Company, in each case, in relation to the Facilities Agreements in favour of the lenders thereunder (or an agent or security agent on their behalf); and (b) the execution, delivery and receipt, as applicable, of any required notices of prepayment, payoff letters, lien terminations, releases, instruments of discharge and similar documentation in connection with the matters described in paragraph (a) above (including the Pay-Off Letter and the Deed of Release);

Loan Note Instruments means the A Loan Note Instrument and the B Loan Note Instrument;

Loan Notes means the A Loan Notes and the B Loan Notes;

Locked Box Accounts means: (i) the audited consolidated balance sheet and profit and loss account of Midco 1 as at and for the 12 months ending on the Locked Box Date at document [***] (in the folder titled “[***]”) of the Data Room; and (ii) the balance sheet of the Company as at the Locked Box Date;

Locked Box Date means 3 February 2024;

Longstop Date has the meaning given in clause 3.11;

Management Accounts means the monthly unaudited consolidated management accounts of Midco 1, being: (i) the consolidated profit and loss account for the financial period from 4 February 2024 and ending on 28 December 2024; and (ii) the consolidated balance sheet for the financial period ending on 28 December 2024;

Management Warrantors means [***];

Management Warrantors’ Representative has the meaning given in paragraph 1 of Part E of this Schedule 6;

Management Warranty Deed means the management warranty deed entered into on or around the date hereof between the Management Warrantors and the Purchaser;

Marketing Material means customary bank books (including a customary “public” and “private side” version), information memoranda, rating agency presentations and other marketing material customarily used to arrange transactions similar to the Financing;

Material Closing Obligations has the meaning given in clause 6.7;

MATL Loan Employee means each of [***];

McKinsey Invoice Loan Agreement means [***];

McKinsey Invoice Loan Amount means [***];

Midco 1 Consideration Shares has the meaning given in clause 5.9(c)(ii);

Midco 1 Further Consideration Shares has the meaning given in clause 5.10(c)(ii);

Midco 2 means Mercury Midco 2 Limited, a private limited company incorporated under the laws of England (registered number 09919328), whose registered office is at 24 Britton Street, London, Greater London EC1M 5UA;

Midco 2 Growth Share Purchase Agreement means the deed for the sale and purchase of the Midco 2 Growth Shares dated the date of this Deed;

Midco 2 Growth Shares means all of the class B ordinary shares with a nominal value of £1.00 each in the capital of Midco 2;

Non-Cinven Sellers means all of the Sellers other than the Cinven Sellers;

Non-Cinven Sellers’ Share means, in respect of each Non-Cinven Seller, the amount calculated by multiplying, in each case as at the Closing Date: (i) the percentage derived by dividing the aggregate amount of the principal and accrued and unpaid interest outstanding under the Notes held by the relevant Non-Cinven Seller by the aggregate amount of the principal and accrued and unpaid interest outstanding under the Notes held by all Sellers (before the operation of clause 2.8 and clause 5.10); by (ii) the Cinven Sellers’ Incurred Transaction Costs;

[***]

Notes means the Loan Notes and the A PIK Notes;

Notes Redemption Amount means the Reduced Notes Redemption Amount;

Notes Waived Amount has the meaning given in clause 2.6(b);

Notes Waived Interest Amount has the meaning given in clause 5.11(a)(x);

Ordinary Share Amount means an amount equal to the aggregate of the Total Share Consideration less the aggregate of the D Share Amount (as notified in accordance with clause 5.11);

Ordinary Shares means the A Ordinary Shares, the B1 Ordinary Shares, the B2 Ordinary Shares, the C1 Ordinary Shares, the C2 Ordinary Shares and, if and to the extent issued by the Company pursuant to clause 5.9(b), the Capitalised A PIK Notes Consideration Shares;

Outgoing Directors means: (i) such directors of a Target Company that are employed by the Cinven Sellers or any of their Affiliates; and (ii) such persons as are notified by the Purchaser to the Sellers’ Representatives not less than five Business Days prior to the Closing Date;

parent undertaking has the meaning given in the Companies Act;

Pay-Off Letter means, together, a letter addressed to Kurt Geiger Limited from Wells Fargo Capital Finance (UK) Limited and a pay-off letter, addressed to Kurt Geiger Limited from Blazehill Capital Finance Limited, each dated on or around the Closing Date and in customary form in relation to the payment of any outstanding amounts under the respective Facilities Agreements, which shall: (i) specify the aggregate of the relevant amounts (including principal, interest, prepayment premiums, fees, expenses and other amounts payable thereunder as a result of the repayment thereof at Closing) owed thereunder (the Payoff Amount); (ii) provide that upon payment of the Payoff Amount, the commitments under the relevant Facilities Agreement shall be cancelled in full and all guarantees and liens, if any, related to such Facilities Agreement shall be released; and (iii) provide that upon payment of the Payoff Amount, the relevant amounts under the Facilities Agreements shall be repaid in full;

Payee Party has the meaning given in clause 22.2;

Paying Agent’s Account means such account opened with a third party paying agent by, and pursuant to an engagement with, the Company, as the Company or the Sellers’ Representatives notifies to the Purchaser in writing not less than five Business Days prior to Closing;

Paying Party has the meaning given in clause 22.2;

Permitted Leakage has the meaning given in Part B of Schedule 4;

Pre-Closing Event has the meaning given in clause 14.6;

Pre-Closing Period means the period from and including the date of this Deed to Closing;

Pre-Closing Tax Period means any Tax period that ends on or before the Closing Date, and the portion of any Straddle Period ending on the Closing Date;

Preference Shares means the zero coupon preference shares of £1.00 each in the capital of the Company to be issued to the Management Warrantors immediately prior to Closing in accordance with clause 5.10(b), which shall rank in priority to all other Shares;

Proposed Transaction means the transactions contemplated by the Transaction Documents;

Purchaser Break Payment has the meaning given in clause 24.4;

Purchaser Group means the Purchaser and its Affiliates from time to time (including the Target Companies after Closing);

Purchaser Guaranteed Obligations has the meaning given in clause 17.1;

Purchaser Obligation means any representation, warranty, covenant to pay or undertaking to indemnify given by the Purchaser to the Sellers (or any of them) under this Deed or under the Management Warranty Deed;

Purchaser’s Bank Account means such bank account as the Purchaser notifies to the Sellers’ Representatives in writing not less than five Business Days prior to Closing;

Purchaser’s Warranties means the warranties given by the Purchaser and the Purchaser Guarantor pursuant to clause 10.1;

Reduced A Notes Redemption Amount means such amount as would be attributable to the A Notes if the Total Proceeds were split between the A Notes and the B Loan Notes pro rata to the aggregate amount of the principal and accrued and unpaid interest outstanding under the A Notes and the B Loan Notes as at the Closing Date, assuming that no interest has been waived as envisaged in clause 2.6 and that no A Notes or B Loan Notes have been capitalised pursuant to clauses 5.9 or 5.10 and as if the A Notes and the B Loan Notes ranked equally;

Reduced B Loan Notes Redemption Amount means the Unadjusted Reduced B Loan Notes Redemption Amount less the aggregate Deferred Amounts;

Reduced Notes Redemption Amount means the sum of the Reduced A Notes Redemption Amount and the Reduced B Loan Notes Redemption Amount;

Relevant Seller has the meaning given in clause 7.4;

Relevant U.S. Antitrust Agency has the meaning given in clause 3.1;

Reliance Letters means the reliance letters in favour of the Purchaser with respect to each Vendor Due Diligence Report;

Relief means, unless the context otherwise requires, any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to or actual repayment of or saving of Tax (including any repayment supplement, fee or interest in respect of Tax), and any reference to the use or set off of Relief shall be construed accordingly;

Remedies has the meaning given in clause 3.6;

Representatives has the meaning given in clause 19.1(b);

Required Information means: (i) the financial statements required by paragraph (6) of Exhibit C to the Debt Commitment Letter; and (ii) information reasonably requested in connection with the preparation of pro forma financial presentations or calculations in connection with any Financing (it being understood that the Sellers shall not be responsible for, and Required Information shall not include: (x) the information relating to the proposed debt and equity capitalization of the Purchaser and its subsidiaries after the Closing; or (y) any assumptions underlying the pro forma adjustments to be made in such pro forma financial statements, which assumptions shall be the responsibility of the Purchaser, or any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be made in such pro forma financial statements);

Revised Allocation Table has the meaning given in clause 5.11(b);

Revised Unconditional Date has the meaning given in clause 3.13(a);

Section 280G Approval has the meaning given in clause 5.20(a);

Section 280G Payment has the meaning given in clause 5.20(a);

Section 280G Waiver has the meaning given in clause 5.20(b)(ii);

Seller Obligation means any representation, warranty, covenant to pay or undertaking to indemnify given by the Sellers (or any of them) to the Purchaser under this Deed;

Sellers’ Disclosed Transaction Costs means the Sellers’ Transaction Costs notified to the Purchaser in the Closing Statement in accordance with clause 5.11(a)(iii);

Sellers’ Representatives means the Institutional Sellers’ Representative and the Individual Sellers’ Representative;

Sellers’ Transaction Costs means any fees, expenses or other third-party costs incurred or owing by or recharged to any Target Company directly in connection with the implementation of the Proposed Transaction (which shall: (i) include any brokerage, finder’s or other fees or commission on payment payable as a result of or in connection with the sale of the Company or the Target Companies; (ii) exclude, for the avoidance of doubt, any fees, expenses or other third-party costs incurred or owing in connection with the steps undertaken pursuant to clauses 5.10, 5.18 and 5.20 to 5.25 (inclusive)) since the Locked Box Date (including in each case any VAT in respect of such costs, other than any VAT which is recoverable by any Target Company by repayment or credit);

Sellers’ Warranties means the warranties given by the Sellers pursuant to clauses 8.1 and 8.2;

Share Transfer Instruments has the meaning given in paragraph (a)(i) of Part A of Schedule 3;

Shares means all of the issued shares in the capital of the Company, comprising the A Ordinary Shares, the B1 Ordinary Shares, the B2 Ordinary Shares, the C1 Ordinary Shares, the C2 Ordinary Shares, the D1 Shares, the D2 Shares, the Preference Shares issued by the Company pursuant to clause 5.10(b) and, if and to the extent issued by the Company pursuant to clause 5.9(b), the Capitalised A PIK Notes Consideration Shares;

Stockholders has the meaning given in clause 5.20(a);

Straddle Period means any Tax period that includes but does not end on the Closing Date;

subsidiary undertaking has the meaning given in the Companies Act;

Surviving Provisions means clauses 3.11, 6.6(c), 6.8, 9 (Limitations on liability), 13 (Sellers’ representatives), 16 (Payments), 17 (Purchaser guarantor), 18 (Announcements), 19 (Confidentiality), 21 (Assignment), 22 (VAT), 23 (Costs), 24 (Termination and Purchaser Break Payment), 25 (Withholdings, gross-up and set-off), 26 (Notices), 27 (Conflict with other agreements), 28 (Whole agreement), 29 (Waivers, rights and remedies), 31 (Variations), 32 (Invalidity), 33 (Third party enforcement rights), 34 (Governing law and jurisdiction) and Schedule 5 (Definitions and interpretation);

Target Companies means the Company and its subsidiary undertakings, and Target Company means any of them;

Tax or Taxation means: (i) taxes on gross or net income, profits and gains; and (ii) all other taxes, levies, duties, imposts, charges and withholdings in each case in the nature of tax, including any excise, property, wealth, capital, value added, sales, use, occupation, transfer, franchise and payroll taxes, and any national insurance or social security contributions, the clawback or other recovery of any credit or other amount previously paid by a Tax Authority, together with all penalties, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to any person and of whether any amount in respect of them is recoverable from any other person;

Tax Authority means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any liability to Tax or assess or collect any Tax;

Tax Returns means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement supplied (or required to be supplied) to a Tax Authority in connection with Taxes, including any schedule or attachment thereto, and any amendment thereof;

Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

TISE has the meaning given in paragraph (e) of Part A of Schedule 3;

Top Up Payment Amount means the aggregate amount of: (i) the Top Up Payments, in each case gross of any Top Up Payment Tax Deductions, as set out in the Closing Top Up Payment Schedule; and (ii) Top Up Payment Tax Payments in relation thereto;

Top Up Payment Schedule means the schedule setting out the maximum transaction or retention bonuses (in each case, gross of any associated Top Up Payment Tax Deduction or Waived Loan Tax Deduction) to be paid to certain employees of one or more Target Companies in connection with this Deed (which shall not, for the avoidance of doubt, include the Deferred Top Up Payments), in the Agreed Form;

Top Up Payments means transaction and retention bonuses for management payable in connection with implementation of the Proposed Transaction, as set out in the Top Up Payment Schedule (as updated in the Closing Top Up Payment Schedule);

Top Up Payment Tax Deduction means any amount in respect of Tax required by law to be deducted or withheld from any Top Up Payment or otherwise recoverable or recovered from the relevant employee or officer through the deduction or withholding of such Tax from salary or other remuneration otherwise payable to that employee or officer, in each case in respect of the relevant Top Up Payment;

Top Up Payment Tax Payment means any amount in respect of Tax required by law to be paid or accounted for by any Target Company in respect of any Top Up Payment (other than any amount comprised within the Top Up Payment Tax Deduction);

Total Proceeds has the meaning given in clause 2.1;

Total Share Consideration has the meaning given in clause 2.1;

Transaction Documents means this Deed, the Management Warranty Deed, the Disclosure Letter, the Closing Disclosure Letter and any other documents in Agreed Form;

Transfer Pricing Policy means the transfer pricing model assessment prepared by Deloitte for “The Kurt Geiger Group” dated July 2024 (option 3), as may be amended and adopted by the Target Companies from time to time;

Unadjusted Notes Redemption Amount means the sum of the Reduced A Notes Redemption Amount and the Unadjusted Reduced B Loan Notes Redemption Amount;

Unadjusted Reduced B Loan Notes Redemption Amount means such amount as would be attributable to the B Loan Notes if the Total Proceeds were split between the A Notes and the B Loan Notes pro rata to the aggregate amount of the principal and accrued and unpaid interest outstanding under the A Notes and the B Loan Notes as at the Closing Date, assuming that no interest has been waived as envisaged in clause 2.6 and that no A Notes or B Loan Notes have been capitalised pursuant to clauses 5.9 or 5.10 and as if the A Notes and the B Loan Notes ranked equally;

Unconditional Date has the meaning given in clause 3.10;

US Employee Loan has the meaning given in clause 4(a);

US Employee Loan Amount has the meaning given in clause 4(a);

US Loan Employee means [***];

US Loan Employee Top Up Payment has the meaning given in clause 4(a);

US Subsidiary means Kurt Geiger USA, Inc.;

USRPHC Assessment Condition means that BDO USA, P.C. has provided written advice, in form and substance reasonably satisfactory to the Sellers, that the US Subsidiary is not at the date of this Deed and has not during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

VAT means value added tax and any similar sales or turnover tax;

Vendor Due Diligence Reports means:

(a)	the legal fact book prepared by [***] and dated [***];

(b)	the environmental, social and governance (ESG) vendor due diligence report prepared by [***] dated [***];

(c)	the legal vendor due diligence report in respect of Kurt Geiger Limited prepared by [***] dated [***]; and

(d)	the financial vendor due diligence report prepared by [***] and dated [***];

Waived Loan Tax Deduction means any amount in respect of income tax and/or employee’s social security contributions required by law to be paid or accounted for by any Target Company in respect of the waiver of an Employee Loan as contemplated under this Deed;

Waived Loan Tax Payment means any amount in respect of Tax required by law to be paid or accounted for by any Target Company in respect of the waiver of an Employee Loan as contemplated under this Deed;

WF Facilities Agreement means the facilities agreement between, among others, Jasper Footwear Limited (as parent and guarantor), Kurt Geiger Limited (as borrower and guarantor), Wells Fargo Bank, National Association, London Branch (as original lender), Wells Fargo Capital Finance (UK) Limited (as agent) and Wells Fargo Capital Finance (UK) Limited (as security agent) dated 2 June 2023 (as amended on 22 August 2023 and as may be further amended and/or restated from time to time);

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day; and

Wrapper Agreement means the wrapper agreement entered into on or around the date of this Deed between the Managers (as defined therein), the Purchaser, the Purchaser Guarantor and Steven Madden, LLC in connection with the proposed investment by certain Individual Sellers in growth shares in the capital of the Purchaser.

2.	Interpretation

In this Deed, unless the context otherwise requires:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Deed; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	references to Euro or EUR or € are references to the lawful currency from time to time of the member states of the European Union that adopt a single currency in accordance with the Treaty establishing the European Community (signed in Rome on 25 March 1957), as amended by the Treaty on European Union (signed in Maastricht on 7 February 1992);

(e)	references to sterling or pounds sterling or £ are references to the lawful currency from time to time of England;

(f)	references to US$ are to United States dollars;

(g)	any time or date shall, unless otherwise specified, be construed as a reference to the time or date prevailing in England;

(h)	a particular government or statutory authority shall include any entity which is a successor to that authority;

(i)	the phrase to the extent shall mean “if, but only to the extent”;

(j)	for the purposes of applying a reference to a monetary sum expressed in EUR or sterling, an amount in a different currency shall be deemed to be an amount in sterling or EUR (as applicable) translated at the Exchange Rate at the relevant date; and

(k)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3.	Enactments

Except as otherwise expressly provided in this Deed, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Deed; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Deed) under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Deed and increases or alters the liability of the Sellers or the Purchaser under this Deed.

4.	Schedules

The Schedules comprise schedules to this Deed and form part of this Deed.

5.	Inconsistencies

Where there is any inconsistency between the definitions set out in this Schedule 5 and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

6.	Several undertakings

For the avoidance of doubt, the obligations of each of the Sellers under this Deed are entered into on a several basis (and not on a joint or joint and several basis) and no claim may be made against any Seller in respect of the performance of any obligations under, or any breach of, this Deed by any other Seller.

7.	Procurement obligations

In this Deed, an obligation on a party to procure or ensure any matter or thing:

(a)	where the party concerned is an Institutional Seller or a Leaver Seller, shall mean that such Institutional Seller or Leaver Seller undertakes to exercise its voting rights as a shareholder of the Company and its rights to appoint and/or remove directors in the Target Companies, to the extent it is lawfully able to do so, to procure (to the foregoing extent) the relevant matter or thing; and

(b)	where the party concerned is an Individual Seller (other than a Leaver Seller), shall mean that such Individual Seller undertakes: (i) to exercise its voting rights as a shareholder of the Company; and (ii) to take such actions within the scope of his or her authority as an employee and/or director (as applicable) of any Target Company, in each case to the extent he or she is lawfully able to do so (including without acting or voting in a manner is breach of his or her fiduciary duties), to procure (to the foregoing extent) the relevant matter or thing.

Schedule 6
Deferred Consideration

Part A Definitions

In this Schedule 6, the following words and expressions shall have the following meanings:

Appointment Period has the meaning given in paragraph 10 of Part D of this Schedule 6;

Confirmation Statement has the meaning given in paragraph 5 of Part D of this Schedule 6;

Deferred Consideration Accounts Policies means the policies set out in Part F of this Schedule 6 as deemed to be varied, amended, modified or extended to ensure they are identical with the policies to be used to determine “Own Brand EBITA” pursuant to the terms of the shareholders agreement to be entered into by, amongst others, the Warrantors, the Purchaser and the Purchaser Guarantor as contemplated by the Wrapper Agreement or as otherwise varied, amended, modified or extended as agreed between the Management Warrantors’ Representative and the Purchaser;

Deferred Consideration Accounts Pro Forma means the pro forma to be used to prepare the Deferred Consideration Accounts in the form to be agreed prior to Closing between the Management Warrantors’ Representative and the Purchaser (both acting reasonably);

Deferred Consideration Accounts means the combined consolidated income statement of the Target Group and calculation of Own Brand EBITA for the relevant Measurement Period or True Up Period (as applicable) which shall include a full breakdown of all calculations to derive Own Brands EBITA from the consolidated income (in the form of the Deferred Consideration Accounts Pro Forma);

Deferred Consideration Issue Date means any date on which any Deferred Consideration VLNs are due to be issued in accordance with the provisions of this Schedule 6;

Deferred Consideration Statement means the statement setting out the Own Brand EBITA and the Deferred Consideration for the relevant Measurement Period or the True Up Period (as applicable) (in the form of the Deferred Consideration Statement Pro Forma set out in Part G of this Schedule 6);

Deferred Consideration Statement Pro Forma means the pro forma Deferred Consideration Statement set out in Part G of this Schedule 6;

Deferred Consideration VLNs means the Vendor Loan Notes issued in respect of any Deferred Consideration;

Delivery Date has the meaning given in paragraph 5 of Part D of this Schedule 6;

Disputed Items has the meaning given in paragraph 5(b)(i) of Part D of this Schedule 6;

Draft Deferred Consideration Accounts has the meaning given in paragraph 1(a) of Part D of this Schedule 6;

Draft Deferred Consideration Statement has the meaning given in paragraph 1(b) of Part D of this Schedule 6;

Measurement Period means, as applicable:

(a)	the twelve-month period running from the first to occur of 1 January, 1 April, 1 July, 1 October following Closing (the First Measurement Period);

(b)	the twelve-month period running from the day following the end of the First Measurement Period (the Second Measurement Period);

(c)	the twelve-month period running from the day following the end of the Second Measurement Period (the Third Measurement Period);

(d)	the twelve-month period running from the day following the end of the Third Measurement Period (the Fourth Measurement Period); and

(e)	the twelve-month period running from the day following the end of the Fourth Measurement Period (the Fifth Measurement Period);

Nomination Period has the meaning given in paragraph 11 Part D of this Schedule 6;

Objection Notice has the meaning given in paragraph 5(b) of Part D of this Schedule 6;

Own Brand EBITA means, for the applicable Measurement Period, the net income of the business of the Target Group (the Business), adjusted to:

(a)	exclude any interest incurred in respect of any borrowing or finance leases;

(b)	exclude all amortisation of intangibles;

(c)	exclude any interest or financial income earned by the Business;

(d)	exclude corporate income tax charges, income, repayments and recoveries, including any profits or losses associated with movements in deferred tax assets and liabilities but, for the avoidance of doubt, not adding-back any operating tax charges such as employer’s payroll taxes and sales taxes (or similar non-income taxes);

(e)	exclude any foreign exchange gains or losses arising in respect of intercompany balances or non-GBP denominated financing extended or arranged by the Purchaser’s Group; and

(f)	notwithstanding the above, all rent, operating lease costs shall be included in the calculation of the Own Brand EBITA,

in each case, determined in accordance with:

(x) UK GAAP as applied by Mercury Midco 1 Limited and its subsidiary undertakings consistent with the accounting policies, principles, methods and practices reflected in the consolidated audited accounts of Mercury Midco 1 Limited for the period ended 3rd February 2024; and,

(y) to the extent a transaction occurring during the applicable Measurement Period is not contemplated by such financial statements, UK GAAP/FRS 102 as in effect during the applicable Measurement Period, subject always to the overriding policies and adjustments set out in the Deferred Consideration Accounts Policies;

Resolution Period has the meaning given in paragraph 9 of Part D of this Schedule 6;

Review Period has the meaning given in paragraph 5 of Part D of this Schedule 6;

Supporting Materials has the meaning given in paragraph 4 of Part D of this Schedule 6;

Target Group means the Company and its subsidiary undertakings;

TIP has the meaning given in paragraph 1iv of Part F of this Schedule 6;

True Up Period means the five-year period running from the first day of the First Measurement Period to the last day of the Fifth Measurement Period (inclusive);

Vendor Loan Note Instrument means the vendor loan note instrument in the Agreed Form (with such amendments as may be agreed from time to time in writing by the Purchaser and the Management Warrantors’ Representative acting reasonably); and

Vendor Loan Notes means nil coupon vendor loan notes to be issued under the Vendor Loan Note Instrument, which shall have a redemption date 6 months and one day following the date of issue.

Part B Calculation of the Deferred Consideration

1.	If Own Brand EBITA as determined in the Deferred Consideration Statement for a Measurement Period is:

(a)	less than [***], no Deferred Consideration VLNs shall be issued in respect of that Measurement Period; or

(b)	greater than or equal to [***], Deferred Consideration VLNs for a principal amount equal to:

(i)	[***] shall be issued by the Purchaser to [***];

(ii)	[***] shall be issued by the Purchaser to [***]; and

(iii)	[***] shall be issued by the Purchaser to [***].

2.	If Own Brand EBITA as determined in the Deferred Consideration Statement for the True Up Period is:

(a)	less than [***], no additional Deferred Consideration VLNs shall be issued in respect of the True Up Period; or

(b)	greater than or equal to [***], Deferred Consideration VLNs for a principal amount equal to:

(i)	[***] shall be issued by the Purchaser to [***];

(ii)	[***] shall be issued by the Purchaser to [***]; and

(iii)	[***] shall be issued by the Purchaser to [***],

in each case less the amount of any Deferred Consideration VLNs issued (or to be issued) to such person pursuant to paragraph 1 (above).

3.	Notwithstanding any other provision of this Deed, the aggregate principal amount of Deferred Consideration VLNs issued shall not exceed [***].

Part C Payment of the Deferred Consideration

1.	The Deferred Consideration Issue Date in respect of the relevant Deferred Consideration VLNs shall be the date which is 5 Business Days following the agreement or determination of the Deferred Consideration Statement relating to such Deferred Consideration VLNs.

2.	On or before the relevant Deferred Consideration Issue Date, the Purchaser shall enter into the Vendor Loan Note Instrument, enabling it to constitute such principal amount of Deferred Consideration VLNs as are required to satisfy its obligations under Part B of this Schedule 6.

Part D Preparation of Deferred Consideration Statements

1.	As soon as reasonably practicable following the end of the relevant Measurement Period or the True Up Period (as the case may be), but in no event later than 60 Business Days following the end of the relevant Measurement Period or the True Up Period (as the case may be), the Purchaser shall procure that:

(a)	a draft of the Deferred Consideration Accounts for the Target Group for the relevant Measurement Period or the True Up Period (as the case may be) (presented in the form of the Deferred Consideration Accounts Pro Forma) and prepared in accordance with the Deferred Consideration Accounts Policies (the Draft Deferred Consideration Accounts); and

(b)	a draft of the Deferred Consideration Statement (presented in the form of the Deferred Consideration Statement Pro Forma set out in Part G of this Schedule 6) setting out the Own Brand EBITA for the relevant Measurement Period or the True Up Period (as the case may be), with the financial information contained in that document having been extracted from the financial information contained in the Draft Deferred Consideration Accounts and supporting evidence and/or working papers (the Draft Deferred Consideration Statement), are delivered to the Management Warrantors’ Representative.

2.	The Management Warrantors’ Representative shall be entitled to share any information received pursuant to this Part D of Schedule 6 with its professional advisers and each other Management Warrantor.

3.	The Deferred Consideration Accounts for the True Up Period shall be prepared from the Deferred Consideration Accounts of each of the Measurement Periods without further adjustment.

4.	The Management Warrantors’ Representative may request all relevant supporting evidence, financial information and/or working papers and relevant files from the Purchaser and/or the Target Group reasonably required by it, the Management Warrantors or their respective advisers in order to review the Draft Deferred Consideration Accounts and the Draft Deferred Consideration Statement and make its own assessment of Own Brands EBITA (the Supporting Materials). The Buyer agrees to provide any reasonably requested Supporting Materials as soon as reasonably practicable, and in any event within 10 Business Days of the request by the Management Warrantors’ Representative.

5.	Following the delivery of the relevant Draft Deferred Consideration Accounts and the relevant Draft Deferred Consideration Statement to the Management Warrantors’ Representative in accordance with paragraph 1 of this Part D of Schedule 6 (such date being the Delivery Date) and prior to the date which is 30 Business Days following the Delivery Date (such period being the Review Period), the Management Warrantors’ Representative shall, review the relevant Draft Deferred Consideration Accounts and the relevant Draft Deferred Consideration Statement and, before the expiration of the Review Period, either:

(a)	serve on the Purchaser (so as to be received by the Purchaser before the expiration of the Review Period) a statement confirming in writing that they agree that the relevant Draft Deferred Consideration Accounts and the relevant Draft Deferred Consideration Statement have been duly prepared in accordance with this Schedule 6 and (in the case of the Draft Deferred Consideration Statement) that the amount of the Own Brand EBITA and the Deferred Consideration Amount have been correctly confirmed (the Confirmation Statement); or

(b)	give notice in writing served on the Purchaser (the Objection Notice) before the expiration of the Review Period setting out:

(i)	details of any item or items contained in the relevant Draft Deferred Consideration Accounts and the relevant Draft Deferred Consideration Statement they wish to dispute (the Disputed Items);

(ii)	reasonable details of each Disputed Item and (if applicable) the basis of any alleged non-compliance with this Schedule 6; and

(iii)	reasonable details of the proposed adjustments in respect of any of the Disputed Items to the relevant Draft Deferred Consideration Accounts and/or the relevant Draft Deferred Consideration Statement (including, in the case of the Draft Deferred Consideration Statement, any adjustments to the amount of the Own Brand EBITA and Deferred Consideration Amount) (if any) which the Management Warrantors’ Representative considers are required.

6.	The Management Warrantors’ Representative shall only be entitled to give one Objection Notice in respect of each Draft Deferred Consideration Accounts and each Draft Deferred Consideration Statement.

7.	Except for the Disputed Items, the Management Warrantors’ Representative shall be deemed to have agreed with all other items and matters set out in the relevant Draft Deferred Consideration Accounts and the relevant Draft Deferred Consideration Statement.

8.	If, in respect of any relevant Draft Deferred Consideration Accounts and relevant Draft Deferred Consideration Statement, the Management Warrantors’ Representative fails to:

(a)	serve the Confirmation Statement on the Purchaser before the expiration of the Review Period; or

(b)	serve an Objection Notice in accordance with paragraph 5(b) of this Part D of Schedule 6 on the Purchaser before the expiration of the Review Period,

such relevant Draft Deferred Consideration Accounts and relevant Draft Deferred Consideration Statement shall, upon the expiration of the Review Period, constitute the Deferred Consideration Accounts and the Deferred Consideration Statement for the relevant Measurement Period and/or True Up Period (as applicable) and this and shall (in the absence of fraud) become final and binding on the Purchaser and the Management Warrantors for all purposes.

9.	If the Management Warrantors’ Representative serves an Objection Notice on the Purchaser within the Review Period (in accordance with paragraph 5(b) of this Part D of Schedule 6) the Purchaser and the Management Warrantors’ Representative shall, acting reasonably and in good faith, seek to agree and finalise the relevant Deferred Consideration Statement as soon as practicable and in any event within 25 Business Days of the Delivery Date (or within such longer period as the Management Warrantors’ Representative and the Purchaser agree in writing) (the Resolution Period). If at any time before the expiry of the Resolution Period the Management Warrantors’ Representative and the Purchaser shall resolve all of the matters in dispute between them in relation to the relevant Draft Deferred Consideration Accounts and relevant Draft Deferred Consideration Statement, then the Management Warrantors’ Representative and the Purchaser agree that the relevant Draft Deferred Consideration Accounts and relevant Draft Deferred Consideration Statement (incorporating into either or both of them such adjustments as are necessary to resolve all of the matters in dispute and being in a form agreed between the Management Warrantors’ Representative and the Purchaser), shall constitute the Deferred Consideration Accounts and Deferred Consideration Statement for the relevant Measurement Period and/or True Up Period (as applicable) and shall (in the absence of fraud) immediately become final and binding on the Management Warrantors and the Purchaser for the purposes of this Deed.

10.	If the Purchaser and the Management Warrantors’ Representative are unable to so agree by the end of the Resolution Period, the Purchaser and the Management Warrantors’ Representative shall jointly refer all of the matters in dispute for resolution to an independent chartered accountant who is free of any conflicts in respect of the matters to be considered. Such accountant shall be a London partner at an international accounting firm of repute with a UK presence as may be agreed between the Purchaser and the Management Warrantors’ Representative within 5 Business Days following the end of the Resolution Period (the Appointment Period).

11.	If the Purchaser and the Management Warrantors’ Representative fail to agree on the identity of such accountant and/or to appoint such accountant within the Appointment Period, the Purchaser and the Management Warrantors’ Representative shall make, within 10 Business Days of the expiry of the Appointment Period (the Nomination Period), a joint application requesting the President for the time being of ICAEW to nominate and appoint an accountant with sufficient experience and knowledge to assess the accounting matters which are the subject to the Disputes and who is free of any conflicts in respect of the same and each shall act reasonably and in good faith to agree the terms of engagement with such accountant.

12.	If the Management Warrantors’ Representative and the Purchaser fail to make a joint application to the President for the time being of the ICAEW as provided for by paragraph 11 above within the Nomination Period, then the Management Warrantors and the Purchaser agree that:

(a)	the Purchaser shall be entitled to nominate and appoint the independent accountant with sufficient experience and knowledge to assess the accounting matters which are the subject to the Disputes within 10 Business Days of the expiry of the Nomination Period; and

(b)	if the Purchaser fails to nominate and appoint the independent accountant with sufficient experience and knowledge to assess the accounting matters which are the subject to the Disputes within the period referred to in paragraph 12(a), the Management Warrantors’ Representative shall be entitled to nominate and appoint the independent accountant with sufficient experience and knowledge to assess the accounting matters which are the subject to the Disputes within 10 Business Days of the expiration of the period referred to in paragraph 12(a).

13.	Such accountant shall be instructed to determine the dispute in accordance with the provisions of this Part D of Schedule 6 and to make such determination as soon as practicable and in any event within 20 Business Days of them being instructed. In making such determination, such accountant shall act as an accounting expert and not as an arbitrator or legal and their decision shall (in the absence of manifest error) be final and binding on the Purchaser and the Management Warrantors. The costs of such accountant shall be borne by the Purchaser and the Management Warrantors in inverse proportion to the relative success of the Purchaser (on the one hand) and the Management Warrantors (on the other hand) relating to the dispute (or as otherwise specified by the accountant having regard to all the circumstances of the dispute).

14.	The accountant may request further information from the Purchaser or the Management Warrantors’ Representative at any time. The Purchaser and the Management Warrantors’ Representative shall deliver such information within the time specified by the accountant, and shall supply a copy to the other party at the same time as it is delivered to the accountant.

15.	The Management Warrantors’ Representative and the Purchaser will co-operate fully with the other and, if applicable, with the accountant appointed pursuant to this Part D of Schedule 6 (including giving all reasonable access to records, information, and to personnel) with a view to enabling the Draft Deferred Consideration Accounts and the Draft Deferred Consideration Statement to be prepared, the Deferred Consideration to be determined and subsequently discussed and, if applicable, with a view to enabling the accountant to make any determination required by this Part D of Schedule 6.

Part E Management Warrantors’ Representative

1.	Each Management Warrantor hereby irrevocably appoints [***] to act as the sole representative of the Management Warrantors (the Management Warrantors’ Representative), in each case on an individual and not on a joint basis, to act on the relevant Management Warrantors’ behalf for all purposes under this Schedule 6 including for the purposes of:

(a)	discussing and agreeing the Own Brand EBITA and Deferred Consideration for each relevant Measurement Period and the True Up Period in accordance with Part D of this Schedule 6;

(b)	accepting notices on behalf of such Management Warrantor in accordance with clause 26;

(c)	granting any consent or approval on behalf of such Management Warrantor under this Schedule 6; and

(d)	generally taking any and all other actions and doing any and all other things provided in or contemplated by this Schedule 6 to be performed by such Management Warrantor or the Management Warrantors’ Representative on behalf of such Management Warrantor.

2.	Each Management Warrantor hereby:

(a)	irrevocably (by way of security for the performance of its obligations under this Schedule 6) appoints the Management Warrantors’ Representative as its agent with full authority on its behalf and in its name or otherwise to do all acts and to execute and deliver such documents or deeds as are required by law or as may, in the reasonable opinion of the Management Warrantors’ Representative, be required to give effect to the matters described in paragraph 1 of this Part E of Schedule 6; and

(b)	severally (but not jointly or jointly and severally) undertakes to indemnify the Management Warrantors’ Representative against such Management Warrantor’s pro rata share of all costs, claims and expenses and liabilities incurred by the Management Warrantors’ Representative as a result of the exercise or purported exercise of any power conferred on the Management Warrantors’ Representative by this Deed.

3.	The Purchaser and each Management Warrantor acknowledge that in exercising the powers and authorities conferred by this Part E of Schedule 6 and/or the Transaction Documents upon the relevant Management Warrantors’ Representative, the Management Warrantors’ Representative shall be acting as the agent on behalf of the relevant Management Warrantor and each Management Warrantor agrees that the Management Warrantors’ Representative shall be entitled to take any and all actions that may be necessary or desirable, as determined by the Management Warrantors’ Representative in its sole discretion, and shall have no liability whatsoever to the Purchaser or any Management Warrantor in relation to the exercise of those powers and authorities, save in the case of fraud or fraudulent misrepresentation by the Management Warrantors’ Representative.

4.	Notwithstanding paragraph 3 of this Part E of Schedule 6, the Purchaser shall be entitled to rely on the exercise of the powers and authorities conferred on the Management Warrantors’ Representative as if the relevant Management Warrantor is exercising such powers and authorities.

Part F Specific Accounting Policies for Deferred Consideration Accounts

1.	In computing the Own Brand EBITA:

i.	the Business will be charged at cost with no mark-up, margin or similar for bona fide direct expenses incurred wholly for the benefit of the Target associated with goods or services provided to the Business by the Buyer or its affiliates; provided, however, that the Business will not be directly or indirectly charged any allocation of the Buyer’s corporate overhead expenses or any management charges, service charges and/or any other charges not incurred for the benefit of the Target;

ii.	no income or expense shall be included in respect of any extraordinary gains or losses (e.g. sale of real property, investments, securities fixed assets or any current assets outside the ordinary course of operational business of the Business), provided, however, in no event shall any bona fide write-offs of receivables or inventory or any reserves for bad debts, shrinkage, or obsolescence be deemed an extraordinary gain or loss;

iii.	EBITA related to the Target’s brands that is generated from joint-ventures “JV EBITA” shall be adjusted by multiplying the JV EBITA (calculated on the same basis as the basis set out in this Schedule for calculating EBITA in respect of the Target Group) by the percentage of the Target Group’s equity ownership in such joint-ventures;

iv.	no expenses or accounting charges shall be included in EBITA in respect of any costs to establish, value, revalue, crystalise, payout or satisfy any obligations of any party in relation to the Top Up Payment Amount, the Deferred Top Up Payment Amount, the Growth Shares (as defined in the Wrapper Agreement) or otherwise in respect of the transaction incentive payments (the TIP) contemplated in the Wrapper Agreement or any other item which was incurred or derives from the Transaction Documents including for the avoidance of doubt costs, fees or expenses arising from or relating to the transaction contemplated by the Transaction Documents;

v.	no income or expense shall be included in respect of any gains or losses as a result of changes in the balance of the liability recorded in relation to the TIP, the Top Up Payment Amounts or the Deferred Top Up Payment Amounts;

vi.	non-cash income or expense resulting from any reappraisal, revaluation, impairment or write-up of assets or the application of any M&A purchase accounting adjustment shall be excluded;

vii.	profits, gains or losses from abandoned, transferred, closed or discontinued operations, lines of business or brands shall be excluded;

viii.	from the Closing Date and ceasing upon execution of a sale, transfer, disposal, or similar exit from the [***], income and expense relating to the [***] shall be excluded in an amount determined by mutual agreement between the Buyer and the Management’s Representative (both acting reasonably and in good faith to accurately reflect the actual amounts allocable to the [***]) including, without limitation and for the avoidance of doubt allocation of the following costs / income (in all cases to the extent reasonably attributable to the [***]):

a.	general management cost centre expenses;

b.	warehouse expenses

c.	IT cost centre expenses;

d.	finance cost centre expenses;

e.	human resources cost centre expenses;

f.	property administration costs;

g.	unallocated variances (including freight, foreign exchange, stock adjustments/provisions and discounts);

h.	rental and employee costs incurred at the Britton Street office location; and,

i.	insurance costs incurred by the [***].

2.	For these purposes the “[***]” shall be [***].

3.	The Management Warrantors’ Representative and the Purchaser agree that the shareholders agreement intended to be entered into pursuant to the terms of the Wrapper Agreement shall also include other specific accounting policies or EBITA adjustments as are agreed between the parties to be appropriate to ensure a fair and reasonable determination of Own Brand EBITA and with a view to reducing the prospects of any future disputes including, inter alia:

3.1	Adjustment and/or policies to ensure that any costs, fees or expenses (including but not limited to any redundancy costs/payments, break fees or adviser fees and/or expenses) relating to the proposed disposal of the [***] are excluded

3.2	In the event that Target Group’s business is not maintained in separate entities to any other members of the Purchaser’s Group, adjustments to ensure that all relevant profits, losses, revenues, assets, costs and liabilities are properly accounted for separately so as to fairly determine Own Brand EBITA.

3.3	Adjustment for any liabilities arising as a consequence of any guarantee, surety or indemnity (or agreement in respect of the same) given by any member of the Target Group in favour of the Buyer or another member of the Purchaser’s Group where such guarantee, surety or indemnity (or agreement in respect of the same) does not relate to the business of the Target Group, and such specific accounting policies or EBITA adjustments as are agreed and reflected in the shareholders agreement shall be deemed to be included in this Part F of Schedule 6.

Part G Deferred Consideration Statement Pro Forma

To:	[●] (the Management Warrantors’ Representative)

[●] 20[●]

We refer to the share purchase deed (the Deed) dated [●] February 2025 between (1) the Sellers (as defined in the Deed) and (2) SML UK Holding Ltd (the Purchaser), amongst others, relating to the sale and purchase of the entire issued share capital of Mercury Acquisitions Topco Limited and the redemption of all Loan Notes and A PIK Notes (each as defined in the Deed) of Mercury Midco 1 Limited.

Capitalised words and phrases used in this document shall have the meanings given in the Deed (unless the context requires otherwise).

We enclose a copy of the Deferred Consideration Accounts drawn up, in our opinion, in accordance with the provisions of Schedule 6 of the Agreement.

In addition, this letter constitutes the Deferred Consideration Statement for the [[First/Second/Third/Fourth/Fifth] Measurement][True Up] Period for the purposes of the Agreement.

On the basis of the Deferred Consideration Accounts, we confirm that

1.	the Own Brand EBITA in respect of the [[First/Second/Third/Fourth/Fifth] Measurement][True Up] Period is equal to the sum of £[●];

2.	the Deferred Consideration Amount in respect of the [[First/Second/Third/Fourth/Fifth] Measurement][True Up] Period payable to:

2.1	[***] is equal to the sum of £[●];

2.2	[***] is equal to the sum of £[●]; and

2.3	[***] is equal to the sum of £[●].

Yours faithfully,

for and on behalf of the Purchaser

IN WITNESS WHEREOF this Deed has been duly executed by the parties and is intended to be and is hereby delivered on the date first above written.

[***]

[Project Kensington – SPA - Signature Page]